                           OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES
                                       OF
                  INTERNATIONAL MUREX TECHNOLOGIES CORPORATION
                                       AT
                            U.S.$13.00 NET PER SHARE
                                       BY
                              AAC ACQUISITION LTD.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                              ABBOTT LABORATORIES

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON THURSDAY, APRIL 16, 1998 UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF COMMON SHARES (THE "SHARES") OF INTERNATIONAL MUREX TECHNOLOGIES CORPORATION (THE "COMPANY") WHICH CONSTITUTES AT LEAST 75% OF THE COMPANY'S OUTSTANDING VOTING POWER (ASSUMING THE EXERCISE OF ALL OUTSTANDING OPTIONS TO PURCHASE SHARES WHICH OPTIONS ARE NOT SUBJECT TO BINDING AGREEMENTS TO CANCEL) (THE "MINIMUM CONDITION") AND (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), THE CANADIAN COMPETITION ACT, THE INVESTMENT CANADA ACT, ANY APPLICABLE REQUIREMENTS OF ANY LAWS OR REGULATIONS RELATING TO THE REGULATION OF MONOPOLIES OR COMPETITION IN GERMANY OR ANY APPLICABLE REQUIREMENTS OF THE UNITED KINGDOM FAIR TRADING ACT. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 13 HEREOF.

    THE OFFER IS BEING MADE IN CONNECTION WITH THE ACQUISITION AGREEMENT DATED AS OF MARCH 13, 1998 AMONG THE COMPANY, ABBOTT LABORATORIES ("PARENT") AND AAC ACQUISITION LTD. ("PURCHASER"), PURSUANT TO WHICH, FOLLOWING THE CONSUMMATION OF THE OFFER, THE ACQUISITION OF THE COMPANY BY PARENT AND PURCHASER WILL BE COMPLETED THROUGH EITHER A STATUTORY RIGHT OF ACQUISITION (THE "COMPULSORY ACQUISITION") OR AN AMALGAMATION OR OTHER BUSINESS COMBINATION (THE "AMALGAMATION"). THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY HAS APPROVED THE OFFER AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES. THE OFFER IS BEING EFFECTED TO FACILITATE EITHER THE COMPULSORY ACQUISITION OR THE AMALGAMATION. SEE "RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS."
                               ------------------

                                   IMPORTANT
    Any shareholder desiring to tender all or any portion of such shareholder's Shares, should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it and any other required documents to the Depositary and either deliver the certificate(s) representing such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 hereof or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

    A shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed in the United States to Goldman, Sachs & Co. and in Canada to Goldman Sachs Canada, or to the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

    This Offer is being made for the securities of a Canadian issuer the Shares of which are listed only on a public market in the United States. The enforcement by shareholders of civil liabilities under United States federal securities laws may be adversely affected by the fact that the Company is incorporated under the laws of British Columbia, and that some of its directors and officers are residents of Canada.
                               ------------------
                     The Dealer Managers for the Offer are:

    In the United States:                 In Canada:
     GOLDMAN, SACHS & CO.            GOLDMAN SACHS CANADA

                                 --------------

             The date of this Offer to Purchase is March 20, 1998.

                               TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                               -----------
INTRODUCTION.................................................................................................           1

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS...........................................................           2

THE TENDER OFFER.............................................................................................           2

       1.  Terms of the Offer; Extension of Tender Period; Termination; Amendment............................           2

       2.  Acceptance for Payment and Payment for Shares.....................................................           4

       3.  Procedure for Tendering Shares....................................................................           5

       4.  Withdrawal Rights; Statutory Rights...............................................................           7

       5.  Certain Tax Consequences..........................................................................           8

       6.  Price Range of the Shares.........................................................................          12

       7.  Certain Information Concerning the Company........................................................          13

       8.  Certain Information Concerning Purchaser and Parent...............................................          15

       9.  Background of the Offer...........................................................................          17

      10.  Purpose of the Offer; the Acquisition Agreement...................................................          18

      11.  Source and Amount of Funds........................................................................          32

      12.  Certain Effects of the Offer......................................................................          32

      13.  Certain Conditions of the Offer...................................................................          35

      14.  Dividends and Distributions.......................................................................          37

      15.  Certain Legal Matters; Regulatory Approvals.......................................................          38

      16.  Fees and Expenses.................................................................................          39

      17.  Miscellaneous.....................................................................................          40

Schedule I--Information Concerning the Directors and Officers
       of Parent and Purchaser...............................................................................         I-1

To the Shareholders of International Murex Technologies Corporation:

                                  INTRODUCTION

    AAC Acquisition Ltd., a British Columbia company ("Purchaser") and an indirect wholly owned subsidiary of Abbott Laboratories, an Illinois corporation ("Parent"), hereby offers to purchase all of the outstanding common shares, without par value (the "Shares"), of International Murex Technologies Corporation, a British Columbia company (the "Company"), at a purchase price of U.S.$13.00 per Share (the "Offer Price"), net to the seller in cash, in accordance with the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, collectively constitute the "Offer").

    The Offer is being made in connection with an Acquisition Agreement (the "Acquisition Agreement") dated as of March 13, 1998, among the Company, Purchaser and Parent. The Acquisition Agreement requires, on the terms and subject to the conditions set forth therein, Purchaser to offer to purchase all of the outstanding Shares of the Company pursuant to the Offer. If Purchaser purchases Shares pursuant to the Offer, it intends to exercise its statutory right, if available, to acquire all of the Shares not purchased pursuant to the Offer (the "Compulsory Acquisition"). To effect a Compulsory Acquisition, Purchaser must own 90% or more of the outstanding Shares. If a Compulsory Acquisition is not available, Purchaser intends, subject to certain conditions, to effect a transaction involving the amalgamation or other business combination of Purchaser and the Company (the "Amalgamation"). In the event Purchaser effects the Compulsory Acquisition, holders of Shares which were not purchased in the Offer will have rights to apply to court and, in the event Purchaser effects the Amalgamation, a holder of Shares who did not tender such Shares in the Offer will have rights of dissent, all in accordance with British Columbia law.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY HAS DETERMINED THAT EACH OF (1) THE OFFER AND (2) EITHER THE COMPULSORY ACQUISITION OR THE AMALGAMATION (AS THE CASE MAY BE) IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY HAS APPROVED THE OFFER AND EITHER THE COMPULSORY ACQUISITION OR THE AMALGAMATION AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES. SEE "RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS."

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the transfer and sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of Goldman, Sachs & Co., which are acting as Dealer Managers in the United States for the Offer, and Goldman Sachs Canada, which are acting as Dealer Managers in Canada for the Offer (collectively, in such capacity, the "Dealer Managers"), The Bank of New York (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

    The purpose of the Offer is for Parent, through Purchaser, to acquire any and all outstanding Shares and to facilitate either the Compulsory Acquisition or the Amalgamation. As of March 13, 1998, each Share of the Company had a value of U.S.$10.6875, based on the closing market price of the Company's Shares on that date. The Offer provides an opportunity to existing shareholders of the Company to sell Shares at a premium over recent trading prices. See Section 6.

    THE OFFER IS CONDITIONED, AMONG OTHER THINGS, UPON SATISFACTION, IN PURCHASER'S SOLE DISCRETION, OF THE FOLLOWING CONDITIONS: (1) THE CONDITION THAT THERE SHALL HAVE BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE OF THE OFFER A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST 75% OF THE COMPANY'S OUTSTANDING VOTING POWER (ASSUMING THE EXERCISE OF ALL OUTSTANDING OPTIONS TO PURCHASE SHARES WHICH OPTIONS ARE NOT SUBJECT TO BINDING AGREEMENTS TO CANCEL) (THE "MINIMUM CONDITION"), AND (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), THE CANADIAN COMPETITION ACT, THE INVESTMENT CANADA ACT, ANY APPLICABLE REQUIREMENTS OF ANY LAWS OR REGULATIONS RELATING TO THE REGULATION OF MONOPOLIES OR COMPETITION IN GERMANY OR ANY

APPLICABLE REQUIREMENTS OF THE UNITED KINGDOM FAIR TRADING ACT. CERTAIN OTHER CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 13.

    As of March 12, 1998, there were outstanding 16,826,599 Shares. As of March 12, 1998, options covering a total of 1,655,000 Shares were outstanding. Purchaser estimates that up to approximately 13,875,000 Shares will need to be validly tendered (and not validly withdrawn) to satisfy the Minimum Condition.

    THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO AN ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S SHAREHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION, IF REQUIRED, WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

                                 *  *  *  *  *

    Subject to certain exceptions set forth below, Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer. See Sections 1 and 13.

    Shareholders are urged to read this Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their Shares.

               RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

    The Company's Board of Directors unanimously has determined that each of (1) the Offer and (2) either the Compulsory Acquisition or the Amalgamation is fair to and in the best interests of the shareholders of the Company and unanimously has approved the Offer and either the Compulsory Acquisition or the Amalgamation and recommends that the shareholders of the Company accept the Offer and tender their Shares. The Offer is being effected to acquire any and all outstanding Shares and to facilitate either the Compulsory Acquisition or the Amalgamation. The Company's Board of Directors believes that a business combination of the Company and Parent is in the best long-term interests of the Company and its shareholders. The Offer allows shareholders to receive cash at a premium over recent trading prices for the Company's Shares. See Sections 6 and 9.

    The Company's financial advisor, Donaldson, Lukfin & Jenrette Securities Corporation ("DLJ") has delivered to the Company's Board of Directors its written opinion dated March 15, 1998 to the effect that, as of the date of such opinion, the consideration to be received by the holders of Shares pursuant to the Offer and either the Compulsory Acquisition or the Amalgamation is fair to such holders from a financial point of view.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date (as hereinafter defined) at a price of U.S.$13.00 per Share, net to the seller in cash. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, April 16, 1998, unless Purchaser shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition, the expiration or termination of any waiting period under the HSR Act, the Canadian Competition Act, the Investment Canada Act, any applicable requirements of any laws or regulations relating to the regulation of monopolies or competition in Germany or applicable requirements of the United Kingdom Fair Trading Act. The Offer is also subject to certain other conditions set forth in
Section 13. Subject to certain exceptions set forth below, Purchaser expressly reserves the right, in its sole discretion, to waive, in whole or in part, any or all of the conditions of the Offer.

    Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period during which the Offer is open for any reason, including the non-satisfaction of any of the conditions specified in
Section 13, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. There can be no assurance that Purchaser will exercise its right to extend the Offer.

    Purchaser also expressly reserves the right, subject to applicable laws (including applicable regulations of the Securities and Exchange Commission (the "Commission")), in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares in order to comply, in whole or in part, with any applicable law, government regulation or any other condition contained in Sections 13 and 15, (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the conditions referred to in Section 13 have not been satisfied or upon the occurrence of any of the events specified in Section 13 and (iii) subject to certain exceptions set forth below, waive any condition or otherwise amend the Offer in any respect); in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by causing the Depositary to provide as soon as practicable thereafter a copy of such notice to all holders of Shares whose Shares have not been taken up prior to the extension. Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided by clause (i) of the preceding sentence), any Shares upon the occurrence of any of the conditions specified in Section 13 without extending the period of time during which the Offer is open.

    Purchaser may increase the Offer Price and may make any other changes in the terms and conditions of the Offer, provided that Purchaser may only waive the Minimum Condition as long as Purchaser purchases at least a majority of the Shares outstanding (assuming the exercise of all outstanding options to purchase Shares which options are not subject to binding agreements to cancel) and that, unless previously approved by the Company in writing, no change may be made that decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer below a majority of the Shares outstanding (assuming the exercise of all outstanding options to purchase Shares which options are not subject to binding agreements to cancel), imposes conditions to the Offer in addition to the conditions set forth in Section 13 or otherwise amends the terms of the Offer in any way that would be materially adverse to holders of Shares.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Purchaser shall have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a release to the Dow Jones News Service or as otherwise may be required by law.

    If Purchaser makes a material change in the terms of the Offer or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act and as required under Canadian securities laws. Under Canadian laws, except for a variation in the terms of the Offer consisting solely of the waiver of a condition, if the terms of the Offer are varied, the Offer shall not expire before ten days after the notice of variation has been given to shareholders. Under U.S. laws, the minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentages of securities sought, will depend on the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date, Purchaser decreases the number of Shares being sought, increases or decreases the consideration offered pursuant to the Offer and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date of that notice of such increase or decrease is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such ten business day period. Any extension of the Offer will not constitute a waiver by Purchaser of any of the conditions set forth in Section 13.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of: (i) the Expiration Date and
(ii) the date of satisfaction or waiver of the conditions set forth in Section
13. In addition, Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law, government regulation or any other condition contained herein. See Section 13.

    For purposes of the Offer, Purchaser shall be deemed to have accepted for payment and thereby purchased tendered Shares of the Company if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares of the Company accepted for payment pursuant to the Offer will be made by deposit by Purchaser of the purchase price to be paid by it with the Depositary, which Depositary will act as agent for the tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders. Under no circumstances will interest be paid by Purchaser on the consideration paid for the Shares of the Company pursuant to the Offer, regardless of any delay in making such payment. Purchaser will pay all stock transfer taxes, if any, payable on the transfer of Shares of the Company purchased by it pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a certificate(s) for such Shares or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in Section 3), a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or Agent's Message (as defined in Section 3) and any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares of the Company pursuant to the Offer, see Section 3.

    If any tendered Shares are not accepted for payment for any reason or if certificate(s) are submitted for more Shares than are tendered, certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    If Purchaser increases the consideration offered to shareholders pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered or accepted for payment prior to such increase in consideration.

    Purchaser reserves the right to assign, in whole or from time to time in part, to Parent or a direct or indirect subsidiary of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer nor will any such assignment prejudice in any way the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    During the pendency of the Offer, Purchaser will not purchase any Shares, whether in the open market or otherwise, except pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES

    VALID TENDER OF SHARES. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares as described below, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchaser. In addition, either (i) certificates evidencing tendered Shares must be received by the Depositary at any such address or such Shares must be tendered pursuant to the procedure for book-entry transfer (and a confirmation of receipt of such delivery must be received by the Depositary), in each case, on or prior to the Expiration Date or (ii) the guaranteed delivery procedures set forth below must be complied with. The term "Agent's Message" means a message transmitted by The Depositary Trust Company or Philadelphia Depositary Trust Company (each, a "Book-Entry Transfer Facility") to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depository's account in accordance with that Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

    DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Except as otherwise provided below, signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. (the "NASD"), or a commercial bank or trust company having an office or correspondent in the United States, a Canadian chartered bank, a trust company in Canada, a commercial bank or trust company having an office, branch or agency in the United States or a member firm of the Toronto, Montreal or Vancouver Stock Exchanges (each of the foregoing constituting an "Eligible Institution"). Signatures on Letters of Transmittal need not be guaranteed if
(i) the Letter of Transmittal is signed by the registered holder of Shares tendered and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available, or such shareholder cannot deliver the certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such shareholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered if the following guaranteed delivery procedures are satisfied:

         (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary as provided below on or prior to the Expiration Date; and

        (iii) the certificates (or a book-entry transfer confirmation) representing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market System ("Nasdaq NMS") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding on payments made to shareholders with respect to the purchase price of Shares purchased pursuant to the Offer, each such shareholder must provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") and certify that such shareholder is not subject to backup United States federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal. See Instruction 8 of the Letter of Transmittal.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies and consents granted by such shareholder with respect to such Shares and other securities will be revoked without further action, and no subsequent proxies may be given nor subsequent written consents executed (and, if given or executed, such proxies or consents will not be deemed effective). The designees of Purchaser will be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's shareholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares, including voting at any meeting of shareholders scheduled or acting by written consent without a meeting.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular shareholder. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.  WITHDRAWAL RIGHTS; STATUTORY RIGHTS

    Tenders of Shares pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date (or such later date as may apply in case the Offer is extended). Thereafter, such tenders are irrevocable, except that they may be withdrawn after May 4, 1998 unless theretofore accepted for payment as provided in this Offer to Purchase. If Purchaser extends the Offer, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary, and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares of the Company may be retendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

    Securities legislation in certain of the provinces and territories of Canada provides holders of Shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the holders of Shares. However, such rights must be exercised within prescribed time limits. Holders of Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with legal counsel.

5.  CERTAIN TAX CONSEQUENCES

    CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS. The following is a summary of certain United States federal income tax considerations of the Offer and either the Compulsory Acquisition or the Amalgamation to holders whose Shares are purchased pursuant to the Offer or either the Compulsory Acquisition or the Amalgamation (including any cash amounts received by dissenting shareholders pursuant to the exercise of appraisal rights). The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that may be relevant to holders of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to holders of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules under the United States federal income tax laws. This discussion does not discuss the United States federal income tax consequences to a holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws. See "Certain Canadian Federal Income Tax Considerations" below.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH HOLDER OF THE OFFER AND EITHER THE COMPULSORY ACQUISITION OR THE AMALGAMATION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer or either the Compulsory Acquisition or the Amalgamation (including any cash amounts received by dissenting shareholders pursuant to the exercise of appraisal rights) will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between (i) the holder's adjusted tax basis in the Shares tendered pursuant to the Offer or either the Compulsory Acquisition or the Amalgamation and (ii) the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or either the Compulsory

Acquisition or the Amalgamation. Assuming that Shares are held as a capital asset, such gain or loss will be a capital gain or loss. Any such capital gain will be a long-term capital gain taxable to a non-corporate holder at a maximum rate of 20% if the holder's Shares have been held for more than 18 months on the date of sale (in the case of the Offer) or the Effective Time of either the Compulsory Acquisition or the Amalgamation (in the case of either the Compulsory Acquisition or the Amalgamation); a long-term capital gain taxable to a non-corporate holder at a maximum rate of 28% if the Shares have been held for more than one year but not more than 18 months on the date of the sale (or the Effective Time of either the Compulsory Acquisition or the Amalgamation) and a short-term capital gain taxable to a non-corporate holder at a maximum rate of up to 39.6% if the Shares have been held for one year or less on the date of sale (or the Effective Time of either the Compulsory Acquisition or the Amalgamation).

    Payments in connection with the Offer or either the Compulsory Acquisition or the Amalgamation may be subject to "backup withholding" at a rate of 31%, unless a holder of Shares (i) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (ii) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's Untied States federal income tax liability. Each holder of Shares should consult with his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Holders tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3.

    CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. The following is a summary of the principal income tax considerations under the INCOME TAX ACT (Canada) (the "Tax Act") generally applicable to a shareholder who sells Shares pursuant to the Offer or otherwise disposes of Shares pursuant to the Compulsory Acquisition or the Amalgamation. This summary is based on the current provisions of the Tax Act, the regulations thereunder, and counsel's understanding of the current administrative practices of Revenue Canada. The summary takes into account all specific proposals to amend the Tax Act and the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof, although there is no certainty that such proposals will be enacted in the form proposed, if at all. The summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in administrative practices of Revenue Canada, nor does it take into account provincial, territorial or foreign income tax considerations. The provisions of provincial income tax legislation vary between provinces in Canada and in some cases differ from Canadian federal income tax legislation.

    THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE OR REPRESENTATIONS TO ANY PARTICULAR HOLDER OF SHARES FOR WHICH THE OFFER IS MADE. ACCORDINGLY, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF THE INCOME AND OTHER TAX LAWS OF ANY COUNTRY, PROVINCE, STATE OR LOCAL TAX AUTHORITY.

RESIDENTS OF CANADA

    The following summary is generally applicable to a shareholder who, for purposes of the Tax Act, is, or is deemed to be, resident in Canada, deals at arm's length with the Company and Purchaser, is not affiliated with the Company or Purchaser, is not a financial institution (to which the mark-to-market rules may be applicable) and who holds Shares as capital property. Shares will generally be considered to be capital property to a shareholder unless the shareholder holds such Shares in the course of carrying on a business, or the shareholder has acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain shareholders whose Shares might not otherwise qualify as capital property may, in certain circumstances, treat Shares as capital property by making the election permitted by subsection 39(4) of the Tax Act.

SALE PURSUANT TO THE OFFER

    A shareholder who disposes of Shares to Purchaser pursuant to the Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the Shares to the shareholder. The adjusted cost base to a shareholder of Shares is generally the aggregate of each amount which is the cost to the holder of a Share, divided by the number of Shares held by such shareholder.

    A shareholder will be required to include three-quarters of the amount of any resulting capital gain (a "Taxable Capital Gain") in income, and will be permitted to deduct three-quarters of the amount of any resulting capital loss (an "Allowable Capital Loss") against Taxable Capital Gains realized in the year of disposition. Allowable Capital Losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding years or carried forward and deducted in any subsequent year against Taxable Capital Gains realized in such years, to the extent and under the circumstances specified in the Tax Act. Capital gains realized by an individual may be subject to alternative minimum tax.

    In general, a capital loss otherwise arising upon the disposition of a Share by a corporation may be reduced by dividends previously received or deemed to have been received thereon. Any such reduction will not occur where the corporate shareholder owned the Share for 365 days or longer immediately before the disposition and such shareholder (together with persons with whom it did not deal at arm's length) did not own more than 5% of the shares of any class or series of the Company at the time the relevant dividends were received or deemed to have been received. Similar rules may also apply in certain circumstances, including where a corporation is a member of a partnership or a beneficiary of a trust that owns Shares. Proposed amendments to the Tax Act contained in Bill C-28 (first reading December 10, 1997) would require, among other things, that the shareholder hold the Shares throughout the 365-day period ending immediately before the disposition, and that the rules be extended to apply where a trust or partnership is a member of a partnership or a beneficiary of a trust that owns Shares. In addition, the proposed amendments would reduce a capital loss realized by an individual, a trust or an individual member of a partnership where such person received certain capital dividends in respect of Shares. The proposed amendments will apply to dispositions of Shares pursuant to the Offer. Shareholders to whom these rules may be relevant should consult their own tax advisers.

    Shareholders which are Canadian controlled private corporations and which realize Taxable Capital Gains upon the disposition of Shares pursuant to the Offer, the Compulsory Acquisition or the Amalgamation will be subject to a refundable tax of 6 2/3% on investment income, including such Taxable Capital Gains. The refundable tax will be refunded at the rate of one dollar for every three dollars of taxable dividends paid by the corporation.

COMPULSORY ACQUISITION OF SHARES

    As set forth in Section 12, Purchaser may, in certain circumstances, acquire Shares pursuant to a Compulsory Acquisition in accordance with the provisions of section 255 of the Company Act (British Columbia) ("BCCA"). The tax consequences to a shareholder of a disposition of Shares pursuant to such Compulsory Acquisition will generally be as described under "Sale Pursuant to the Offer" above.

AMALGAMATION

    If Purchaser does not, after purchasing Shares in the Offer, and acquiring Shares through open market purchases, own enough Shares to effectuate a Compulsory Acquisition, Purchaser and the Company will amalgamate as described under Section 12. On the Amalgamation, shareholders who have not tendered their Shares under the Offer would have each of their Shares exchanged for one Preference Share of a newly formed company ("Amalco"). Each Preference Share will be immediately redeemed by Amalco upon payment to the holder of the Preference Share of the Offer Price.

    Upon the redemption of Preference Shares, the holder thereof would be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to holders of such Preference Shares that are corporations as discussed below) equal to the amount by which the price of each Preference Share exceeds its paid-up capital for purposes of the Tax Act. The difference between the price per Preference Share and the amount of the deemed dividend would be treated as proceeds of disposition of such shares for purposes of computing any capital gain or capital loss arising on the disposition of such shares.

    Subsection 55(2) of the Tax Act provides that where a corporate shareholder is deemed to receive a dividend under the circumstances described above, all or part of the deemed dividend may be treated as proceeds of disposition of the Preference Shares for the purpose of computing the holder's capital gain on the disposition of such shares. Accordingly, corporate shareholders should consult their tax advisers for specific advice with respect to the potential application of this provision. Subject to the potential application of this provision, dividends deemed to be received by a corporation as a result of the redemption of the Preference Shares will be included in computing its income, but normally will also be deductible in computing its taxable income unless a corporation is a "specified financial institution" as defined in the Tax Act. Dividends deemed to be received on the Preference Shares by a specified financial institution may not be deductible in computing its taxable income if the term preferred share rules in the Tax Act are applicable. Corporations which may be affected by such rules should consult their own tax advisers.

    A shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) may be liable to pay the 33 1/3% refundable tax under Part IV of the Tax Act on dividends deemed to be received on the redemption of Preference Shares to the extent that such dividends are deductible in computing the corporation's taxable income.

    In the case of a shareholder who is an individual, dividends deemed to be received as a result of the redemption of the Preference Shares will be included in computing the shareholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable Canadian corporation.

    Under the current administrative practice of Revenue Canada, shareholders who exercise their right of dissent in respect of the Amalgamation should be considered to have disposed of the Shares for proceeds equal to the amount paid by Amalco to the dissenting shareholder therefor, other than interest awarded by the court. Because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting shareholder will be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting shareholders should consult with their own tax advisers in this regard.

NON-RESIDENTS OF CANADA

    The following summary is generally applicable to a shareholder who, for purposes of the Tax Act, is not resident, nor deemed to be resident in Canada, deals at arm's length with the Company and Purchaser, is not affiliated with the Company or Purchaser, holds the Shares as capital property and does not use or hold, and is not deemed to use or hold, the Shares in connection with carrying on a business in Canada.

    A non-resident shareholder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Shares of Purchaser pursuant to the Offer or by virtue of the Compulsory Acquisition of Shares pursuant to section 255 of the BCCA unless the Shares constitute "taxable Canadian property" to the shareholder. A non-resident shareholder's capital gain (or capital loss) in respect of Shares that constitute taxable Canadian property will be equal to the amount by which the proceeds of disposition of the Shares, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the Shares to the non-resident shareholder. The non-resident shareholder will be required to include three-quarters of any resulting capital gain in income and will be required to deduct three-quarters of the amount of any resulting capital loss against taxable gains realized in the year of disposition from the disposition of taxable Canadian property.

    A Share will be taxable Canadian property to a non-resident if, at any time during the five-year period immediately preceding the disposition, the non-resident, either alone or together with persons with whom the non-resident did not deal at arm's length, owned 25% or more of the shares of any class or series of the Company. For this purpose, a holder of an option to acquire Shares of the Company will be considered to own any shares to which such option relates. The Shares may also be taxable Canadian property where the shareholder elected to have them treated as taxable Canadian property upon ceasing to be a resident of Canada. Even if the Shares are taxable Canadian property to a non-resident, any capital gain realized upon the disposition may be exempt from tax under the Tax Act pursuant to the provision of an applicable international tax treaty to which Canada is a party.

    If Purchaser does not acquire all the Shares pursuant to the Offer or the Compulsory Acquisition, and the Company and Purchaser consummate the Amalgamation, a non-resident shareholder will realize a deemed dividend upon redemption of the Preference Shares calculated as described above. Dividends paid or deemed to be paid to a non-resident will be subject to Canadian withholding tax at a rate of 25%. Such rate may be reduced under the provision of an applicable international tax treaty to which Canada is a party. Non-resident shareholders should consult their own tax advisers for advice with respect to the potential income tax consequences to them of the Amalgamation.

6.  PRICE RANGE OF THE SHARES

    The Company's Shares are listed and quoted on the Nasdaq NMS under the symbol MURXF. The following table sets forth, for the periods indicated, the high and low closing prices per share for the Shares for the periods indicated.

                                                 SHARES
                                            -----------------
                                             HIGH       LOW
                                            -------   -------
          1996:
            First Quarter.................  U.S.$311/16 U.S.$25/16
            Second Quarter................    5 1/16    2 5/8
            Third Quarter.................    6 3/8     2 15/16
            Fourth Quarter................    7 5/8     4 7/8

          1997:
            First Quarter.................    9 3/4     6 1/2
            Second Quarter................   10 5/8     5 3/4
            Third Quarter.................   10 5/8     7 7/8
            Fourth Quarter................   10 1/8     7 5/8

    The following table sets forth for the periods indicated, the high and low closing prices per Share for the Shares and the total trading volume during such periods.

                                           HIGH       LOW         VOLUME
                                          -------   -------   --------------
          1997:
            February....................  U.S.$93/4 U.S.$81/8      1,276,500
            March.......................    8 7/8     6 5/8        1,303,100
            April.......................    7 3/4     5 3/4        1,416,700
            May.........................   10 5/8     5 15/16      3,772,000
            June........................   10         8            1,071,400
            July........................    9 5/8     8 1/8        1,127,300
            August......................    9 3/8     7 7/8        1,400,700
            September...................   10 5/8     8 1/8        3,143,100
            October.....................    9 7/8     7 5/8        1,228,300
            November....................   10         8 1/2        1,300,400
            December....................   10 1/8     9            1,077,100

          1998:
            January.....................   10 3/8     9              950,500
            February....................   10         8 3/16       1,077,600
            March (through 3/18/98).....   12 7/8     8 1/2        5,766,700

    On March 13, 1998, the last full trading day prior to announcement of the execution of the Acquisition Agreement and Purchaser's intention to commence the Offer, the closing sale price of the Shares on Nasdaq NMS was U.S.$10.6875 per Share. On March 19, 1998, the last full trading day prior to the commencement of the Offer, such closing sales price was U.S.$12.50 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

    GENERAL. The Company is a British Columbia company with its principal office located at 2255 B. Queen Street, East, Suite 828, Toronto, Ontario, Canada M4E 1G3. The Company, through its subsidiaries, develops, manufactures and markets medical diagnostic products and provides medical services for the screening, diagnosis and monitoring of infectious diseases and other medical conditions.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information, with respect to the Company and its subsidiaries. More comprehensive financial information is included in reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents are available for inspection and copies thereof are obtainable in the manner set forth below under "Available Information."

                  INTERNATIONAL MUREX TECHNOLOGIES CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                    YEAR ENDED DECEMBER 31,
                                                            ----------------------------------------
                                                                1997          1996          1995
                                                            ------------  ------------  ------------
                                                            (IN THOUSANDS OF U.S. DOLLARS EXCEPT PER
                                                                         SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA
Product sales.............................................  $     98,553  $     99,881  $     92,394
License fees..............................................         7,579           970            --
                                                            ------------  ------------  ------------
Total revenues............................................       106,132       100,851        92,394
Costs and expenses:
  Cost of products sold...................................        39,250        34,887        30,181
  Research & development..................................         7,487         6,369         7,426
  General & administrative................................        21,630        25,803        24,818
  Sales & marketing.......................................        28,883        29,523        26,898
  Royalty expense.........................................         5,625        (2,799)        8,365
  Restructuring costs.....................................       --              2,100       --
  All other expenses......................................           104         1,542        (1,016)
                                                            ------------  ------------  ------------
Total costs & expenses....................................       102,979        97,425        96,272
Operating income (loss)...................................         3,153         3,426        (3,878)
Interest income...........................................           290           663         1,221
Interest expense..........................................        (1,422)       (1,306)         (167)
All other income (expense), net...........................         4,438            82        (3,304)
                                                            ------------  ------------  ------------
Net income (loss) before tax..............................  $      6,459  $      2,865  $     (6,128)
Income tax expense (benefit)..............................        (2,605)        1,016           482
Net income (loss).........................................         9,064         1,849        (6,610)
                                                            ------------  ------------  ------------
                                                            ------------  ------------  ------------
Net income (loss) per common share
  Basic...................................................  $       0.55  $       0.11  $      (0.40)
  Diluted.................................................  $       0.52  $       0.11  $      (0.40)
Weighted average shares outstanding
  Basic...................................................        16,484        16,215        16,381
  Diluted.................................................        17,444        16,507        16,381
Cash dividends                                                         0             0             0

                                                                        AT DECEMBER 31,
                                                            ----------------------------------------
                                                                1997          1996          1995
                                                            ------------  ------------  ------------
                                                                 (IN THOUSANDS OF U.S. DOLLARS)
CONSOLIDATED BALANCE SHEET DATA
Total assets..............................................  $     95,243  $     95,113  $     85,748
Long term debt............................................        14,331         9,638             0

    AVAILABLE INFORMATION. The Company is registered under the Exchange Act, and, accordingly, is subject to the informational filing requirements of the Exchange Act. In accordance therewith the Company files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov which site contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. In addition, such material should be available for inspection at the NASD, 1735 K Street, N.W., Washington, D.C. 20006.

8.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

    GENERAL. Purchaser, a British Columbia company and an indirect wholly owned subsidiary of Parent, recently was organized for the purpose of effecting the Offer and either the Compulsory Acquisition or the Amalgamation, and has not carried on any activities except in connection with the Offer and either the Compulsory Acquisition or the Amalgamation. The principal executive offices of Purchaser are located at 100 Abbott Park Road, Abbott Park, Illinois 60064. All the outstanding capital stock of Purchaser is owned by Parent.

    Parent is an Illinois corporation with its principal offices located at 100 Abbott Park Road, Abbott Park, Illinois 60064. Parent's principal business is the discovery, development, manufacture and sale of a broad and diversified line of health care products and services. Parent is a public company whose stock is traded on the New York Stock Exchange, Inc. ("NYSE").

    Except as described in this Offer to Purchase, during the last five years, none of Purchaser, Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed in Schedule I (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Purchaser and Parent are set forth in Schedule I.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information with respect to Parent and its subsidiaries as of its fiscal years ended December 31, 1997, 1996 and 1995. More comprehensive financial information is included in reports and in documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                      ABBOTT LABORATORIES AND SUBSIDIARIES
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                FISCAL YEARS ENDED DECEMBER 31,
                                                            ----------------------------------------
                                                                1997          1996          1995
                                                            ------------  ------------  ------------
                                                              (IN MILLIONS OF U.S. DOLLARS EXCEPT
                                                                       PER SHARE AMOUNTS)
STATEMENT OF EARNINGS DATA:
Net Sales.................................................  $   11,883.5  $   11,013.5  $   10,012.2
Net Earnings..............................................       2,094.5       1,882.0       1,688.7

PER SHARE DATA:
Basic Earnings Per Common Share...........................  $       2.72  $       2.41  $       2.12
Diluted Earnings Per Common Share.........................          2.68          2.38          2.10

BALANCE SHEET DATA:
Working Capital...........................................  $        3.7  $      137.2  $      436.4
Total Assets..............................................      12,061.1      11,125.6       9,412.6
Shareholders' Equity......................................       4,998.7       4,820.2       4,396.8

Number of Common Shares Outstanding (in thousands)........       764,094       774,449       787,307

    AVAILABLE INFORMATION. Parent is registered under the Exchange Act, and, accordingly, is subject to the informational filing requirements of the Exchange Act. In accordance therewith, Parent files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov which site contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Parent. In addition, such material should be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

    Except as described in this Offer to Purchase, (i) none of Purchaser or Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed in Schedule I or any associate or majority owned subsidiary of any such persons, beneficially owns or has a right to acquire any equity security of the Company and (ii) none of Purchaser or Parent or, to the best knowledge of Purchaser or Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during either the past 60 days or the past six months.

    Except as described in this Offer to Purchase, (i) none of Purchaser, Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed in
Schedule I has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies; (ii) there have been no contacts, negotiations or transactions between Purchaser, Parent or any of their respective subsidiaries or, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, a sale or other transfer of a material amount of assets or concerning any other transactions with the Company that are required to be disclosed pursuant to the rules and regulations of the Commission.

9.  BACKGROUND OF THE OFFER

    For the past several years, the Company has continuously reviewed possible acquisitions of companies and/or product lines, strategic alliances through joint ventures or investment, and license arrangements. In September 1995, the Company retained TM Capital Corp. ("TM Capital") to assist in seeking such business prospects and in obtaining long-term debt. One of the companies contacted about these activities made a proposal to acquire the Company. However, that proposal was deemed inadequate by the Company. As a result of on-going consolidation and increasing competition for suitable acquisition candidates and reasonably valued opportunities in the diagnostic industry, in the fall of 1997, the Company chose to broaden its options to include the partial sale or complete sale of the Company.

    On November 17, 1997, the Company retained DLJ and subsequently terminated the services of TM Capital.

    During November 1997, DLJ prepared a Confidential Information Memorandum describing the Company. In December 1997, DLJ began contacting companies based upon a list compiled by DLJ and the Company of companies which might be potentially interested in pursuing a strategic transaction with the Company. In addition, the Company and DLJ received unsolicited inquiries with respect to a transaction. Of the companies contacted or those which initiated contact, 26 companies executed confidentiality agreements and were provided with the Confidential Information Memorandum. Parent participated in this process and entered into a Confidentiality Agreement with the Company on February 22, 1998.

    After having reviewed such information, seven parties, including Parent, indicated that they had a preliminary interest with respect to an acquisition transaction and desired to conduct a business, financial and legal review of the Company. The Company and DLJ subsequently reviewed and discussed these indications of preliminary interest. In late January 1998, the Company established a data room where such parties could perform their due diligence. A number of companies, including Parent, visited the data room.

    On February 23 and 24, 1998, after visiting the data room, representatives of Parent met with the Company's senior management in London, reviewed and requested additional documents and visited the Company's facility in Dartford, England, and also toured the Company's manufacturing facilities in Norcross, Georgia and South Africa on February 24 and 27, 1998, respectively.

    At the direction of the Company, DLJ issued guidelines for submitting proposals. Such proposals were required to be submitted by March 3, 1998, with some extensions granted. The Company subsequently received four proposals, containing various differing terms and conditions.

    On March 3, 1998, Parent wrote to the Company proposing a transaction offering $11.00 per Share for all outstanding Shares on a cash basis, and requested a reply by March 4, 1998.

    On March 6, 1998, Mr. Cusick called an officer at Parent stating the amount offered was inadequate, and rejected the proposal.

    On March 9, 1998, an officer of Parent called Mr. Cusick and requested a meeting to discuss a new proposal.

    On the evening of March 9, 1998, representatives of the Company and Parent met to negotiate Parent's new proposal. After discussions, Parent proposed a cash tender offer at $13.00 per Share for 100% of the Company's outstanding Shares, contingent upon negotiation of satisfactory terms of an acquisition agreement including negotiation of an agreement on major issues such as the transaction fees and the negotiation and receipt of shareholder agreements. Such amount was superior to the consideration offered in the other proposals received by the Company.

    On March 11, 1998, counsel to Parent provided the Company with an initial draft of the Acquisition Agreement and the form of shareholder agreement. Between March 11 and March 16, 1998, extensive negotiations were conducted as to the details of the transaction and the draft agreements.

    Based upon Parent's insistence that principal shareholders enter into shareholders agreements, on March 12 and 13, 1998, the Company contacted certain principal shareholders. The Company then reached agreement with five principal shareholders who agreed to deliver shareholder agreements if the Company reached agreement with Parent.

    On March 13, 1998, the Board of Directors of Parent and Purchaser both held telephonic meetings at which time both such Boards of Directors unanimously approved the Acquisition Agreement and the transactions contemplated thereby.

    On March 14, 1998, the Company and Parent reached an agreement on the transaction fees, subject to agreement on the remaining open issues.

    The Company's Board of Directors held telephonic meetings on March 13 and March 14 to discuss the progress of the negotiations, the terms and structure of the proposed transaction and the open issues. During the evening of March 15, the Company's Board of Directors again met telephonically, at which time management and counsel described the final draft agreements and the resolution of the open issues. Representatives of DLJ explained the factors it had considered in rendering a fairness opinion and then read the fairness opinion. The Board of Directors then unanimously approved the Acquisition Agreement and the transactions contemplated thereby.

    Early the next morning, Parent, Purchaser and the Company entered into the Acquisition Agreement, and Parent and the shareholders entered into shareholder agreements. The parties announced the transaction later that morning pursuant to a press release.

10. PURPOSE OF THE OFFER; THE ACQUISITION AGREEMENT

PURPOSE OF THE OFFER

    The purpose of the Offer is to enable Purchaser to acquire any and all outstanding Shares. If Purchaser purchases Shares pursuant to the Offer, Purchaser intends to exercise its statutory right, if and to the extent available, to acquire all of the Shares not purchased in the Offer by way of an amalgamation, statutory arrangement or other transaction.

    Section 255 of the BCCA permits an offeror to acquire shares not tendered to an offer for all of the shares of a particular class of shares of a corporation if, within four months after the date of the offer, the offer is accepted by the holders of not less than 90% of the shares to which the offer relates, other than shares held at the date of the offer by or on behalf of the offeror or its affiliates or associates (as such terms are defined in the BCCA).

    If, pursuant to the Offer, Purchaser acquires less than such number of Shares or elects not to pursue a Compulsory Acquisition of Shares under the BCCA or such provisions are not otherwise available, Purchaser is required under the Amalgamation Agreement to attempt to effect the Amalgamation. The Amalgamation will constitute a related party transaction and may constitute a going private transaction under applicable Canadian law.

THE ACQUISITION AGREEMENT

    The following is a brief summary of certain provisions of the Acquisition Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement which has been filed as an exhibit to the Schedule 14D-1.

THE OFFER

    Pursuant to the terms of the Acquisition Agreement, Purchaser was required to commence the Offer no later than the fifth business day following the public announcement of the terms of the Acquisition Agreement. The obligation of Purchaser to accept for payment and pay for any Shares tendered pursuant to the Offer is subject only to the Offer Conditions. Purchaser may increase the Offer Price and may make any other changes in the terms and conditions of the Offer, provided that Purchaser may only waive the Minimum Condition as long as Purchaser purchases at least a majority of the Shares outstanding (assuming the exercise of all outstanding options to purchase Shares which options are not subject to binding agreements to cancel) and that, unless previously approved by the Company in writing, no change may be made that decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer, reduces the maximum number of Shares that Subsidiary offers to purchase in the Offer below a majority of the Shares outstanding (assuming the exercise of all outstanding options to purchase Shares which options are not subject to binding agreements to cancel), imposes conditions to the Offer in addition to the conditions set forth in Section 13 or otherwise amends the terms of the Offer in any way that would be materially adverse to holders of Shares.

    Subject to the satisfaction of the conditions set forth in Section 13, Purchaser has agreed to accept for payment and pay for Shares which have been validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Notwithstanding the foregoing, Purchaser (i) may extend the Offer to purchase Shares in excess of the Shares required to satisfy the Minimum Condition up to the tenth business day following the date on which all conditions to the Offer will first have been satisfied or waived, provided that, by virtue of making any such extension, Purchaser will be deemed to waive and thereafter shall not be entitled to assert any of the conditions to the consummation of the Offer contained in subsections (b), (c),
(d) or (e) of Section 13, (ii) shall extend the Offer at least until 11:59 p.m. New York City time on the sixth business day following the delivery to Parent of a Notice of Superior Proposal (as defined below) and (iii) shall extend the Offer at least until the expiration of the period set forth in subsections (d) or (e) of Section 13 if a notice of breach has been delivered in accordance therewith.

    The Offer Price payable in the Offer shall be paid net to the seller in cash, upon the terms and subject to the conditions of the Offer.

    The Acquisition Agreement requires, as soon as practicable on the date of commencement of the Offer, (a) Parent and Purchaser to file (i) with the Commission a Tender Offer Statement on Schedule 14D-1 with respect to the Offer and (ii) with the appropriate Canadian authorities any required filings with respect to the Offer, which in the case of both (i) and (ii) will contain the offer to purchase and form of the related letter of transmittal and (b) the Company to file a combined Solicitation/Recommendation Statement on Schedule 14D-9 and any Director Circulars' required by Canadian law which it will mail to shareholders promptly after the commencement of the Offer. Purchaser and the Company also agreed to take all steps necessary to cause the offer to purchase and form of the related letter of transmittal to be disseminated to holders of Shares as and to the extent required by applicable U.S. and Canadian laws.

    At the consummation of the Offer, the Company's Board of Directors will (i) terminate the International Murex Technologies Corporation Amended and Restated Employee Stock Purchase Plan ("ESPP") and (ii) notify all participants thereunder of its termination.

    The Company represented in the Acquisition Agreement that the Company's Board of Directors had made appropriate amendments to and determinations (the "Rights Plan Amendments and Determinations") under the Company's Rights Plan dated August 31, 1995 between the Company and The Bank of New York (the "Rights Plan"), including without limitation: (i) an amendment to the definition of "Acquiring Person" under the Rights Plan to exclude Parent, Purchaser and their subsidiaries from that definition; (ii) an amendment to the definition of "Separation Time" under the Rights Plan to provide that the Separation Time shall not occur by virtue of the execution of the Acquisition Agreement or the Major Shareholder Agreements (as defined below), the consummation of the transactions contemplated or permitted thereunder or the acquisition or purchase of Shares by Parent, Purchaser or their subsidiaries and a determination by the Company's Board of Directors to the same effect; and (iii) a determination by the Company's Board of Directors approving the acquisition of Shares by Parent, Purchaser or their subsidiaries pursuant to this Agreement or the Major Shareholder Agreements, or any other acquisition or purchase of Shares by Parent, Purchaser or their subsidiaries.

BOARD REPRESENTATION

    Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser will be entitled to designate a number of directors on the Company's Board of Directors equal to the product of (i) the total number of directors on the Company's Board of Directors and (ii) Purchaser's percentage ownership of the outstanding Shares of the Company. The Company will either increase the size of the Company's Board of Directors or secure the resignation of the necessary number of directors to enable Purchaser's designees to be elected to the Company's Board of Directors, and will cause such designees to be elected to the Company's Board of Directors; provided, however, that at all times prior to the Completion of the Acquisition at least two persons who are directors of the Company as of March 13, 1998 (or persons designated by them) ("Continuing Directors") shall remain directors of the Company.

    Following the election or appointment of Purchaser's designees, any amendment to the Acquisition Agreement or the Articles of Association or the Memorandum of Association, any termination of the Acquisition Agreement by the Company, and any extension by the Company of the time for performance of obligations or the waiver of any rights under the Acquisition Agreement will require the concurrence of at least fifty percent of the Continuing Directors.

COMPANY STOCK OPTIONS

    Unless Parent and the Company make the Option Election (as defined below), the Company will, prior to completion of the Offer: (i) use its best efforts to amend each outstanding stock option, warrant or other right to acquire Shares ("Company Options") or any plans with respect to Company Options to permit vesting of unvested and exercise of Company Options contingent on consummation of the Offer; (ii) declare all Company Options to be fully exercisable and vested prior to the completion of the Offer and contingent on consummation of the Offer; and (iii) use its best efforts to cause the holders of Company Options to exercise their Company Options and tender the Shares so acquired in the Offer.

    Parent and the Company may agree, after consulting their respective counsel, to implement the steps described in this paragraph (the "Option Election") instead of the steps described in the preceding paragraph. If the parties make the Option Election: (i) immediately prior to consummation of the Offer, the Company will offer to pay to the holder of each Company Option, in exchange for the agreement by such holder to cancel his, her or its Company Options, an amount equal to (x) the difference between the Offer Price and the per Share exercise price of such Company Option, multiplied by (y) the number of Shares underlying such holder's Company Option; (ii) the Company will use its best efforts to cause the holders of Company Options to accept the Company's offer set forth above and enter into appropriate cancellation agreements; and (iii) Parent will, immediately following consummation of the Offer, lend to (subject to any of the Company's contractual restrictions and at the applicable federal rate) or contribute to the capital of the Company cash in an amount equal to the amount necessary to satisfy payment by the Company of the amounts required under the Option Election.

    The Company, Parent and the Company's Board of Directors shall take whatever actions are required such that, as of the Effective Time, any Company Options not exercised or canceled pursuant to the preceding two paragraphs are converted into a fully vested and exercisable right to acquire common stock of Parent in a manner that is substantially consistent with the requirements applicable to "issuing or assuming a stock option in a transaction to which section 424(a) applies," as that phrase is defined in Section 424(a) of the Code; provided that the Company Options (and any replacements) will not confer on the holders thereof any rights to acquire securities of the Company. Parent will cooperate in whatever actions are required for the Company's Board of Directors to implement this paragraph.

THE ACQUISITION

    The Acquisition Agreement provides for the completion of the acquisition of the Company by Purchaser or Parent (the "Completion of the Acquisition") through either (1) the Compulsory Acquisition if Purchaser has purchased at least 90% of the outstanding Shares in the Offer to permit a Compulsory Acquisition or, if not, (2) the Amalgamation of Purchaser with the Company following the Offer upon the terms and subject to the conditions summarized below and set forth in the Acquisition Agreement and in any other agreement required to effect the Amalgamation.

    The Acquisition will become effective (the "Effective Time") (i) in the case of the Compulsory Acquisition, at such time as all outstanding Shares are owned, directly or indirectly, by Purchaser or Parent, and (ii) in the case of the Amalgamation, at the time at which a certificate of amalgamation is issued by the British Columbia Registrar of Companies.

    Purchaser must own 90% or more of the outstanding Shares to effect a Compulsory Acquisition. Subject to the satisfaction or waiver of the conditions set forth in "Conditions to the Completion of the Acquisition" below, if after purchasing Shares in the Offer (and, if Purchaser chooses to do so, through open market purchases for 30 days or less), Purchaser owns enough Shares to effectuate a Compulsory Acquisition, Purchaser shall, as promptly as practicable thereafter, effectuate a Compulsory Acquisition in which every shareholder of the Company other than Purchaser surrenders his, her or its ownership of Shares to Purchaser in exchange for the payment by Purchaser to each such shareholder of the Offer Price, all in accordance with the provisions of Section 255 of the BCCA. Purchaser will as promptly as practicable make such filings and take such other actions as are necessary to implement the Compulsory Acquisition. Following a Compulsory Acquisition, the Company would continue in its present form.

    Subject to the satisfaction or waiver of the conditions set forth in "Conditions to the Completion of the Acquisition" below, if after purchasing Shares in the Offer, Purchaser does not own enough Shares to effectuate a Compulsory Acquisition (and has not acquired enough Shares within 30 days through open market purchases if Purchaser has chosen to make such open market purchases), the parties will as soon as practicable thereafter consummate the Amalgamation as described in the next sentence and in any amalgamation agreement entered into to effect the Amalgamation (the "Amalgamation Agreement"). At the Effective Time of the Amalgamation: (i) Purchaser will amalgamate with the Company; (ii) the separate existence of Purchaser and the Company will cease; and (iii) Amalco will continue as the successor company to the business and the undertakings theretofore undertaken by the Company and Purchaser.

    In connection with an Amalgamation, the Company, acting through the Company's Board of Directors, will, in accordance with applicable law as soon as practicable following the consummation of the Offer:

         (i) duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the "Shareholders' Meeting") for the purpose of considering the Amalgamation;

        (ii) subject to the Company's Board of Directors' fiduciary obligations under applicable law, include in the Proxy Statement for the Shareholders' Meeting the recommendation of the Company's Board of Directors that shareholders of the Company vote in favor of the Amalgamation and the transactions contemplated by the Acquisition Agreement; and

        (iii) use its reasonable best efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the Commission or the appropriate Canadian authorities with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the consummation of the Offer and (B) to obtain the necessary approvals by its shareholders of the Amalgamation.

    Parent will, and will cause Purchaser to, cause all Shares beneficially owned by them to be present and voting for the purpose of a quorum and to be voted affirmatively in favor of the Amalgamation at any meeting or solicitation of consents with respect thereto.

    At the Effective Time, by virtue of the Amalgamation and without any action on the part of Parent, Purchaser, the Company or the holders of any of the following securities:

    (i) Each Share outstanding immediately prior to the Effective Time (except Shares subject to (b)) will be exchanged for one Preference Share, as contemplated in the Amalgamation Agreement. In turn, each Preference Share will be immediately redeemed by Amalco upon payment to each remaining holder of Shares of the Offer Price for each Share.

    (ii) Any Shares issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by Purchaser, if any, will be canceled and retired, and no consideration will be delivered in exchange therefor.

    (iii) Each common share of Purchaser outstanding immediately prior to the Effective Time will be exchanged for an identical number of Amalco common shares.

    As soon as practicable after the Effective Time, Parent will cause The Bank of New York (the "Exchange Agent") to mail to each person who was a holder of record of Shares or Company Options at the Effective Time: (i) a letter of transmittal (which will specify conditions on the exchange of Shares); and (ii) instructions for use in effecting the surrender of Share certificates in exchange for the aggregate Offer Price due each holder of Shares at the Effective Time. Upon surrender of Share certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may be required by the Exchange Agent or such other agent, the holder of such Share certificates will be entitled to receive in exchange therefor the aggregate amount of the Offer Price due each holder of Shares at the Effective Time and the Share certificates so surrendered will be canceled.

    After the Effective Time, each outstanding Share certificate will, until surrendered for exchange as described above, be deemed for all purposes to evidence only the right to receive the aggregate Offer Price in respect of such Share certificate.

    Notwithstanding anything in the Acquisition Agreement to the contrary, a shareholder of the Company who did not tender Shares pursuant to the Offer may exercise the rights granted under the BCCA to apply to court in connection with Purchaser's plan to acquire any outstanding Shares pursuant to the Compulsory Acquisition. A shareholder of the Company who did not tender Shares pursuant to the Offer may exercise rights of dissent in the manner set forth in Section 207 of the BCCA in connection with the Amalgamation. If, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to apply to court to dissent, as applicable, such Shares will be treated as if they had been converted, as of the Effective Time, into a right to receive the Offer Price without interest thereon. The Company will give Parent prompt notice of any notices or demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Parent will have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

REPRESENTATIONS AND WARRANTIES

    The Acquisition Agreement contains various representations and warranties of the Company, including representations by the Company as to: (i) organization, qualification and similar corporate matters of the Company and its subsidiaries,
(ii) capitalization of the Company and its subsidiaries, (iii) the authorization, execution, delivery, performance and enforceability of the Acquisition Agreement, (iv) the non-contravention of the Acquisition Agreement and related transactions with any provision of the Memorandum of Association or Articles of Association, material contract, order, law or regulation to which the Company or its subsidiaries is a party or by which it is bound or obligated,
(v) the filing of required Commission reports and the absence of untrue statements of material facts or omissions of material facts in such reports,
(vi) the absence of changes or events which have had a material adverse effect on the Company and the absence of certain derivative instruments that would result in a material adverse effect on the Company, (vii) the absence of any untrue statement of a material fact or omission of any material fact required to be stated in any recommendation statement of the Company's Board of Directors or document related to the Offer, (viii) the absence of payments to any intermediary other than listed intermediaries of any finder's, professional or other fee or commission, (ix) claims and litigation, (x) the filing of tax returns and the payment of taxes, (xi) employee benefits matters, (xii) compliance with laws, rules, statutes, orders, ordinances or regulations, and material notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchise or other instruments or obligations of the Company or any of its subsidiaries which would result in a material adverse effect,
(xiii) the absence of environmental claims and compliance with all environmental laws and regulations, (xiv) possession of all necessary rights and licenses in intellectual property, (xv) contracts, agreements, indentures, leases, mortgages, licenses, plans, arrangements, understandings, commitments and other instruments (the "Significant Agreements"), (xvi) possession of all necessary insurance, (xvii) the absence of real property ownership and the possession and enforceability of all real property leases, (xviii) labor matters, (xix) the absence of notices, citations or decisions of governmental or regulatory bodies and recalls or warning letters from the Food and Drug Administration or non-U.S. counterparts with respect to any product produced, manufactured, marketed or distributed by the Company, and possession of and compliance with all necessary approvals, clearances, authorizations, licenses and registrations relating to the such products and (xx) applicable voting requirements.

    The Acquisition Agreement contains various customary representations and warranties of Parent and Purchaser, including representations by Parent and Purchaser as to: (i) organization, qualification and similar corporate matters of Parent and Purchaser, (ii) the authorization, execution, delivery, performance and enforceability of the Acquisition Agreement, (iii) the non-contravention of the Acquisition Agreement and related transactions with any provision of the Certificate of Incorporation or By-Laws of Parent, the Memorandum of Association or Articles of Association of Purchaser, by-law, material contract, order, law or regulation to which Parent or Purchaser is a party or by which it is bound or obligated, (iv) the absence of untrue statements of material facts or omissions of material facts in any documents related to the Offer and in information provided to the Company in connection with the Schedule 14D-1 and proxy statement, (v) the absence of prior activities of Purchaser other than in connection with or as contemplated by the Acquisition Agreement, (vi) the availability of all funds necessary to satisfy Purchaser's obligations under the Acquisition Agreement and (vii) the lack of beneficial or record ownership of any Shares by Parent or Purchaser immediately prior to execution of the Acquisition Agreement.

COVENANTS

    CONDUCT OF BUSINESS OF THE COMPANY. From the date of the Acquisition Agreement to the time Purchaser's designees are elected as directors of the Company, the Company and its subsidiaries will each conduct its operations in the ordinary course of business consistent with past practice, and the Company and its subsidiaries will each use its reasonable best efforts to preserve its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it.

    Accordingly, prior to the date Purchaser's designees are elected to the Company's Board of Directors, neither the Company nor any of its subsidiaries may, without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed, engage or agree to engage in an enumerated list of transactions generally characterized as being outside the ordinary course of business. Transactions requiring Purchaser's prior approval include actions by the Company or its subsidiaries to: (i) amend its Articles of Association or Memorandum of Association or increase or propose to increase the number of directors; (ii) authorize for issuance, issue, sell, deliver or agree to commit to issue, sell or deliver any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights), except under the ESPP, the issuance of up to 16,816 Shares pursuant to the Company's bonus plan or as required by option agreements and option plans as in effect as of the date of the Acquisition Agreement, or amend any of the terms of any such securities or agreements outstanding as of the date of the Acquisition Agreement; (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its securities or any securities of its subsidiaries; (iv) incur any debt or issue any debt securities or assume, guarantee or endorse the obligations of any other person, make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company), pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries or mortgage or pledge any of its assets or create any Lien thereupon other than Permitted Liens (as defined in the Acquisition Agreement);
(v) enter into, adopt, amend or terminate any bonus, compensation, severance, termination, or employee benefit arrangement not required by any such plan or arrangement; (vi) acquire, sell, lease, license, encumber, transfer or dispose of any assets of the Company and its subsidiaries; (vii) change any of the accounting principles or practices used by it, except as may be required as a result of a change in law or in generally accepted accounting principles; (viii) acquire any corporation, partnership or other business organization or division thereof, authorize any new capital expenditure in excess of U.S.$200,000 between March 13, 1998 and March 31, 1998 and, thereafter, in excess of the amounts set forth in the monthly capital budgets to be prepared by the Company and approved by Parent in its reasonable discretion or settle any litigation; (ix) make any material tax election or settle or compromise any material tax liability; (x) pay, discharge or satisfy any claims, liabilities or obligations outside the ordinary course or not in accordance with their terms, except where such action would not result in a material adverse effect; (xi) terminate, modify, amend or waive compliance with any material provision of, any of the Significant Agreements, or fail to take any action necessary to preserve the material benefits of any Significant Agreement to the Company or any of its subsidiaries;
(xii) enter into any agreement providing for the acceleration of payment or performance or other consequence as a result of a change in control of the Company; (xiii) enter into any agreement providing for any license (other than trademark or service mark licenses under supply or distribution contracts entered into in the ordinary course of business), sale, assignment or otherwise transfer any patent rights or grant any covenant not to sue with respect to any of its Intellectual Property; (xiv) enter into any commitments to professionals outside the ordinary course of business or in excess of the amounts represented and warranted; (xv) cancel or terminate any material insurance policies (other than in connection with acquiring substantially equivalent replacement policies) or reduce the amount of coverage thereunder; or
(xvi) agree to take any action which would violate the covenants.

    ACCESS TO INFORMATION. The Company will give Parent and Purchaser and their representatives reasonable access to all necessary information. Parent and Purchaser have agreed to be bound by the Confidentiality Agreement dated February 22, 1998, described below.

    REASONABLE BEST EFFORTS. Each of the parties will use its reasonable best efforts to take all actions and do all things reasonably necessary to consummate and make effective the transactions contemplated by the Acquisition Agreement.

    PUBLIC ANNOUNCEMENTS. Parent and Purchaser, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Acquisition Agreement.

    INDEMNIFICATION. For a period not less than six years from the Effective Time, Parent will (i) indemnify and hold harmless the directors, officers, employees and agents of the Company (the "Indemnified Parties") from and against claims, losses or obligations arising out of events occurring prior to the Effective Time and relating to their service as a director, officer, employee or agent of the Company except to the extent an Indemnified Party has acted in bad faith or in a manner he did not reasonably believe to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful and (ii) cause the Company or Amalco, as the case may be, to maintain in effect the provisions in its Articles of Association and Memorandum of Association containing the provisions with respect to exculpation of director and officer liability and indemnification set forth in the Articles of Association and Memorandum of Association of the Company on the date of the Acquisition Agreement.

    In the event of any claim made against an Indemnified Party covered above, unless Parent, the Company or Amalco has elected to defend that claim, Parent, the Company or Amalco shall advance the reasonable fees and expenses of counsel selected by that Indemnified Party (which counsel shall be reasonably satisfactory to Parent and which counsel shall be the same for all Indemnified Parties unless a conflict of interest between them requires more than one counsel), upon receipt of a written undertaking by or on behalf of that Indemnified Party to repay such amounts if it shall ultimately be determined that Indemnified Party is not entitled to be indemnified as described here.

    Parent will cause Amalco to use its reasonable best efforts to maintain in effect for six years from the Effective Time, to the extent available, the coverage provided by the current directors' and officers' liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that Amalco will not be required to incur any annual premium in excess of 200% of the last annual aggregate premium paid prior to the date of the Acquisition Agreement for all current directors' and officers' liability insurance policies maintained by the Company.

    NOTIFICATION OF CERTAIN MATTERS. The Company will give prompt notice to Parent or Purchaser, and Parent or Purchaser will give prompt notice to the Company, as the case may be, of (i) the occurrence, or non-occurrence of any event which would be likely to cause any representation or warranty contained in the Acquisition Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement under the Acquisition Agreement.

    TERMINATION OF STOCK PLANS. The Company's Board of Directors (or, if appropriate, any committee thereof) will adopt such resolutions or take such other actions as are required (i) to suspend the ESPP and employee contributions thereto effective as of March 16, 1998, (ii) to terminate the ESPP as of the date that Shares are purchased in the Offer and (iii) to ratify, for purposes of
Section 16(b) of the

Exchange Act, the transactions described in this paragraph. If the date of the consummation of the Offer occurs prior to the next Investment Date (as defined in the ESPP), then the ESPP will refund the payroll deductions made by the ESPP participants during the Offering Period (as defined in the ESPP) immediately preceding that Investment Date to the participants. If the date of the consummation of the Offer occurs on or after the Investment Date, then the payroll deductions will be applied to make purchases of Shares as provided in the ESPP.

    Prior to the consummation of the Offer, the Company's Board of Directors (or, if appropriate, any committee thereof) will adopt resolutions or take other actions necessary to ensure that, following the Effective Time, no participant in any stock, stock option, stock appreciation or other benefit plan of the Company or any of its subsidiaries will have any right thereunder to acquire any capital stock of Company or Amalco.

    NO SOLICITATION. The Acquisition Agreement requires the Company immediately to cease any existing discussions or negotiations with any third parties with respect to any inquiry, proposal or offer for an amalgamation, merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any of its subsidiaries (an "Acquisition Proposal"). The Company will not, directly or indirectly, through any officer, director, employee, representative or agent or any of its subsidiaries, (i) solicit, initiate, continue or encourage an Acquisition Proposal, (ii) solicit, initiate, continue or engage in negotiations or discussions concerning, or provide any non-public information or data to any person or entity relating to, any Acquisition Proposal, or (iii) agree to approve or recommend any Acquisition Proposal; provided, that (A) if the Company's Board of Directors determines, based on the written advice of its independent financial advisors, that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transactions contemplated by this Acquisition Agreement and the Company's Board of Directors determine in good faith, based upon the written advice of independent legal counsel, that to do so would be required for the discharge of its fiduciary obligations, the Company may, after receiving an executed confidentiality agreement (with terms no less favorable to the Company than those contained in the Confidentiality Agreement entered into with Parent), furnish nonpublic information or data to, or enter into discussions or negotiations with, any person in connection with an unsolicited Acquisition Proposal or recommend an unsolicited Acquisition Proposal to the shareholders of the Company or (B) the Company may comply with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

    If the Company's Board of Directors determine in good faith that any Acquisition Proposal constitutes a Superior Proposal (as defined below), the Company's Board of Directors will promptly give written notice, specifying the identity of the other party and the structure and material terms of such Superior Proposal (a "Notice of Superior Proposal"), to Parent. The Company's Board of Directors may (subject to the following sentences of this paragraph and compliance with the Termination paragraph below), to the extent the Company's Board of Directors determines in good faith based upon written advice of independent legal counsel that it is necessary in order to comply with its fiduciary duties under applicable law, approve or recommend any such Superior Proposal, approve or authorize the Company's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or terminate the Acquisition Agreement, in each case at any time after the fifth business day following delivery to Parent of the Notice of Superior Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if an Acquisition Proposal that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by Parent prior to the expiration of the five business day period specified in the preceding sentence. A "Superior Proposal" means any bona fide proposal for an Acquisition Proposal that the Company's Board of Directors determines in their good faith reasonable judgment, based on the written advice of its financial advisors, to be made by a person with the financial ability to consummate such proposal and to provide greater aggregate value to the Company and/or the Company's shareholders than the transactions contemplated by the Acquisition Agreement or otherwise proposed by Parent as contemplated in this paragraph.

    The Company will advise Parent of all such nonpublic information delivered to such person, and will notify Parent immediately (and in no event later than 24 hours) after receipt by the Company of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal.

    Such notice will be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contract.

    CHIRON LICENSE AGREEMENT. Immediately following the execution of the Acquisition Agreement, the Company delivered notice to Chiron Corporation ("Chiron") and Johnson & Johnson/Ortho Diagnostics Systems, Inc. ("Ortho") pursuant to Clause 27 of the Agreement dated August 27, 1996 among Chiron, Ortho, and the Company (the "Chiron/Ortho Agreement") that a Change in Control (as defined therein) had occurred. Chiron and Ortho have the option, to be exercised in writing within 15 business days to purchase at fair value the HCV immunoassay business of the Company.

    Without the prior written consent of Parent, the Company will not amend, waive, modify, supplement or otherwise alter any provision of the Chiron/Ortho Agreement, nor shall the Company offer to enter into or enter into any contract, agreement, understanding or other arrangement with any person respecting the Chiron/Ortho Agreement or the subject matter thereof. Without the prior written consent of Parent, under no circumstances shall the Company propose, negotiate or agree to any "fair value" as that term is described in Clause 27 of the Chiron/Ortho Agreement except, after consultation with Parent, as is otherwise specifically required to comply with the Chiron/Ortho Agreement or required by applicable law. The Company and its affiliates will receive and retain respectively, in the Company and, as the case may be, its affiliates, any and all proceeds of any sale of the HCV immunoassay business for fair value pursuant to Clause 27 of the Chiron/Ortho Agreement. No exercise of the option contained in Clause 27 of the Chiron/Ortho Agreement or the sale of HCV immunoassay business resulting therefrom shall be deemed to be a breach of any representation, warranty or covenant contained in the Acquisition Agreement, nor shall any such exercise be deemed to cause any condition contained in the Acquisition Agreement or the Offer to be unsatisfied.

    LITIGATION BETWEEN PARENT AND THE COMPANY. Immediately after the execution of the Acquisition Agreement, the parties will (i) cease to actively prosecute the patent infringement litigation between the Company and Parent, pending in the District Court for the Northern District of Georgia (No. 96-CV1676) (the "Abbott Litigation") and (ii) ask the court in the Abbott Litigation to stay that litigation. Promptly after the purchase by Purchaser of Shares pursuant to the Offer, the Company and Parent will take all steps necessary to dismiss with prejudice the Abbott Litigation.

    RIGHTS PLAN. Unless the Acquisition Agreement and the letter agreements dated March 13, 1998 (the "Major Shareholder Agreements") among Parent and Edward J. DeBartolo, Jr., the Estate of Edward J. DeBartolo, the University of Notre Dame, C. Robert Cusick and Michael Warren have terminated without the purchase or acquisition by Parent or one of its subsidiaries of Shares pursuant to one or both of those agreements, the Company will not amend or modify the Rights Plan in a manner that would in any way nullify or conflict with the resolutions and determinations related to the Rights Plan approved by the Company's Board of Directors on March 15, 1998 and will not adopt any new shareholder rights plan or agreement or similar agreement, plan or measure that would nullify or conflict with the Rights Plan Amendments and Determinations, have an adverse effect on Parent, Purchaser or any of their subsidiaries if Parent, Purchaser or any of their subsidiaries purchase or acquire, or propose to purchase or acquire, any securities of the Company or enter into any agreement requiring or permitting the purchase or acquisition of any securities of the Company.

    POST-OPTION EXERCISE. If the Acquisition Agreement has been terminated and Parent or any of its subsidiaries have purchased any Shares pursuant to any Major Shareholder Agreement: (i) Parent and Purchaser will for six months following such purchase use reasonable best efforts to consummate the Amalgamation on essentially the same terms and conditions provided in the Acquisition Agreement, except that certain of the conditions to closing will be deemed to be waived; and (ii) if, despite the transaction contemplated by (i) above, the Amalgamation is not effected, Parent has agreed that it and its affiliates will not, for three years following the purchase of Shares pursuant to any Major Shareholder Agreement, acquire beneficial ownership of any Shares at less than the Offer Price (as adjusted for stock splits and similar events); PROVIDED, HOWEVER, that the restrictions described in this paragraph will not apply to the acquisition of less than 2% of the outstanding Shares by pension plans or similar fiduciary entities of Parent.

CONDITIONS TO THE COMPLETION OF THE ACQUISITION

    The obligations of the Company, Parent and Purchaser under the Acquisition Agreement are subject to the satisfaction or, if appropriate, waiver of the following conditions:

           (i) SHAREHOLDER APPROVAL. If required by applicable law, the Amalgamation will have been approved by the affirmative vote of the shareholders of the Company by the requisite vote in accordance with applicable law and any court approval required for the Amalgamation will have been obtained.

           (ii) NO PROHIBITION. No order, decree or ruling or other action restraining, enjoining or otherwise prohibiting the Completion of the Acquisition, which will have been issued or taken by any court or other governmental body.

           (iii) WAITING PERIOD. Any waiting period applicable to the Completion of the Acquisition under applicable law will have terminated or expired and the Canadian Office of Fair Trading has indicated, in terms satisfactory to Parent and Purchaser, that it is not the intention of the Canadian Secretary of State for Trade and Industry to refer the proposed acquisition of the Company, or any matter arising therefrom which directly affects Parent, Purchaser or the Company, to the Canadian Monopolies and Mergers Commission.

           (iv) PURCHASE OF SHARES. Purchaser will have purchased Shares pursuant to the Offer.

    The obligations of Parent and Purchaser under the Acquisition Agreement are subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following further conditions: (i) the Company will have performed in all material respects its covenants, agreements and obligations up to the Effective Time; and (ii) unless Purchaser has purchased Shares pursuant to the Offer and except as otherwise contemplated by the Acquisition Agreement, the representations and warranties of the Company contained in the Acquisition Agreement which are qualified as to materiality will be true and correct and those which are not so qualified will be true and correct in all material respects, in each case, as of the date when made and at and as of the closing as though newly made at and as of that time.

    The obligations of the Company under the Acquisition Agreement are subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the further condition that Parent and Purchaser will have performed in all material respects their respective covenants, agreements and obligations under the Acquisition Agreement up to the Effective Time.

TERMINATION

    The Acquisition Agreement provides that the Acquisition Agreement may be terminated and the Offer and the Completion of the Acquisition may be abandoned
(i) at any time prior to the Consummation of the Offer by mutual written consent of Parent, Purchaser and the Company; (ii) at any time prior to the Effective Time by Parent or the Company to the extent that performance is prohibited, enjoined or otherwise materially restrained by any final, non-appealable judgment; (iii) at any time on or after August 31, 1998 if Purchaser has not purchased any Shares pursuant to the Offer; PROVIDED, that the right to terminate the Acquisition Agreement under this clause is not available to any party whose failure to fulfill any obligation under the Acquisition Agreement has been the cause of or resulted in such failure to purchase; (iv) by Parent prior to the purchase by Purchaser of Shares pursuant to the Offer, if (a) there has been a breach of any representation or warranty of the Company contained in the Acquisition Agreement which would reasonably be expected to materially and adversely affect the expected benefits for Parent of the transactions contemplated under the Acquisition Agreement or prevent the consummation of the Offer or the Completion of the Acquisition or (b) there has been a breach of any covenant or agreement of the Company contained in the Acquisition Agreement which would reasonably be expected to materially and adversely affect the expected benefits for Parent of the transactions contemplated hereunder or prevent the consummation of the Offer or the Completion of the Acquisition and which, in the case of either (a) or (b) above, if curable, has not been cured prior to the earlier of ten business days following notice of such breach; (v) prior to the purchase of Shares pursuant to the Offer and no earlier than five business days after the receipt by Parent of a Notice of Superior Proposal, if the Superior Proposal described in such Notice of Superior Proposal continues to be a Superior Proposal in light of any transaction proposed by Parent prior to the expiration of the fifth business day after the receipt by Parent of such Notice of Superior Proposal, by the Company if the Company's Board of Directors determine in good faith, based upon the written advice of its independent financial advisors, that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transactions contemplated by the Acquisition Agreement and the Company's Board of Directors determines in good faith, based upon the written advice of independent legal counsel, that such action is required for the discharge of their fiduciary duties to shareholders under applicable law;
(vi) at any time prior to the Consummation of the Offer by Parent if the Company's Board of Directors withdraws or modifies in a manner adverse to Parent or Purchaser its approval of the Offer, the Acquisition Agreement, the Completion of the Acquisition, its recommendation to the Company's shareholders; or (vii) by the Company prior to the purchase by Purchaser of Shares pursuant to the Offer, if there shall have been a breach of any representation or warranty of Parent or Purchaser contained in the Acquisition Agreement which would reasonably be expected to materially and adversely affect the expected benefits for the Company's shareholders of the transactions contemplated under the Acquisition Agreement or prevent the consummation of the Offer or the Completion of the Acquisition or there has been a breach of any covenant or agreement of Parent or Purchaser contained in the Acquisition Agreement which would reasonably be expected to materially and adversely affect the expected benefits for the Company's shareholders of the transactions contemplated hereunder or prevent the consummation of the Offer or the Completion of the Acquisition and which, in the case of either (a) and (b) above, if curable, has not been cured prior to ten business days following notice of such breach.

    If the Acquisition Agreement is terminated pursuant to (a) clause (iii) due to a failure to satisfy the Minimum Condition at any time after any person has made an Acquisition Proposal and, within twelve months of the date of such termination, the Company enters into a definitive agreement relating to an Acquisition Proposal at a price per Share that exceeds the Offer Price with any person, (b) clauses (iv), (v) or (vi) above, the Company will pay Parent a non-refundable fee of U.S.$10 million plus expenses of U.S.$2 million (except for a termination under clause (iv) above, in which case only expenses of U.S.$2 million shall be payable).

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

    The representations and warranties in the Acquisition Agreement shall not survive beyond the consummation of the Offer. The covenants and agreements in the Acquisition Agreement shall survive in accordance with their respective terms, including, but not limited to the "Indemnification" paragraph above.

AMENDMENT; EXTENSION; WAIVER

    Subject to approval by the Company's Board of Directors in the manner described above under "Board Representation," the Acquisition Agreement may be amended by the Company, Parent and Purchaser in a writing signed on behalf of each of the parties; however, after approval of the Acquisition by the shareholders of the Company (if required by applicable law), no amendment may decrease the Offer Price or change the form thereof which adversely affects the shareholders without approval of such shareholders.

    Subject to approval by the Company's Board of Directors in the manner described above under "Board Representation," at any time prior to the Effective Time, the Company, on the one hand, and Parent and Purchaser, on the other hand, may in writing (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Acquisition Agreement.

EXPENSES

    Subject to the payment of a fee by the Company to Purchaser if the Acquisition Agreement is terminated under certain circumstances, each party shall bear its own expenses and costs in connection with the Acquisition Agreement and the transactions contemplated thereby.

GOVERNING LAW

    The Acquisition Agreement is governed by and construed in accordance with the laws of the State of Illinois, without regard to the principles of conflict of laws thereof.

SHAREHOLDER AGREEMENTS

    The following summary of the Major Shareholder Agreements and the Shareholder Letters does not purport to be complete and is qualified in its entirety to the complete text of such agreements, which are filed as exhibits to the Schedule 14D-1 and incorporated herein by reference.

    Pursuant to the Major Shareholder Agreements among Parent and Edward J. DeBartolo, Jr., the Estate of Edward J. DeBartolo, the University of Notre Dame,
C. Robert Cusick and F. Michael P. Warren (each a "Major Shareholder"), the Major Shareholders have agreed to tender all of the Shares held by them into the Offer. In addition, the Major Shareholders have granted Parent an option (the "Major Shareholder Options") to purchase all Shares held by them for the Offer Price. The Major Shareholder Options are exercisable by Parent at any time until the Acquisition Agreement is terminated, unless the Acquisition Agreement is terminated (i) by Parent due to a material breach by the Company under the Acquisition Agreement, (ii) by the Company in the event of a Superior Proposal if the Company's directors determine that such action is required for the discharge of their fiduciary duties to shareholders or (iii) by Parent if the Company's Board of Directors shall have withdrawn or modified its recommendation regarding the Offer, the Agreement, the Compulsory Acquisition or the Amalgamation or the Company shall have entered into an agreement providing for an Acquisition Proposal, in which case, the Major Shareholder Options may be exercised by Parent until the later of (A) five business days following such termination of the Acquisition Agreement or (B) two business days following the receipt by Parent of any required governmental consents required in connection with the exercise of the Major Shareholder Options.

    Pursuant to the Major Shareholder Agreements, the Major Shareholders have agreed not to sell, transfer or encumber any of the Shares held by them except in the Offer or otherwise to Parent. In addition, the Major Shareholders have agreed to vote, to the extent they are permitted to vote at law, all of the Shares held by them (i) in the manner directed by Parent with respect to any matters related to the acquisition of the Company by Parent and (ii) against any other amalgamations, mergers, recapitalizations, business combinations, sales of assets, liquidations or similar transactions involving the Company, or any other matters which would be inconsistent with Parent's intended acquisition of the Company. In furtherance of such voting agreement, the Major Shareholders have granted Parent an irrevocable proxy to vote all of the Shares held by them in accordance with the foregoing on any matters which may be presented to shareholders of the Company with respect to any matters related to the acquisition of the Company by Parent or any other amalgamations, mergers, recapitalizations, business combinations, sales of assets, liquidations or similar transactions involving the Company, or any other matters which would be inconsistent with Parent's proposed acquisition of the Company.

    As of the date of this Offer to Purchase, the Major Shareholders collectively held 5,980,499 Shares, representing approximately 33.9% of the Shares outstanding as of March 12, 1998.

    Parent attempted to obtain commitments similar to the Major Shareholder Agreements with Oracle Partners, L.P. and Citinvest Value Investment Portfolio
(VIP) Selector (the "Other Shareholders") but was unseccessful. Instead, pursuant to letters dated March 13, 1998 (the "Shareholder Letters") from the Other Shareholders, the Other Shareholders have indicated to the Company their intention to tender all of the Shares held by them into the Offer. The Shareholder Letters expire on the earlier of the termination of the Acquisition Agreement or May 15, 1998. As of the date of this Offer to Purchase, the Other Shareholders collectively held 1,935,617 Shares, representing approximately 11.5% of the Shares outstanding as of March 12, 1998.

AMENDMENT TO RIGHTS PLAN

    The following summary of the Rights Plan amendment does not purport to be complete and is qualified in its entirety by reference to the complete text thereof, which is filed as an exhibit to the Schedule 14D-1 and incorporated herein by reference.

    Pursuant to the Acquisition Agreement, the Company amended the Rights Plan as of March 13, 1998 to exclude Parent, Purchaser and their subsidiaries from the definition of "Acquiring Person" therein and to clarify that the execution of the Acquisition Agreement, the execution of the other agreements referenced in the Acquisition Agreement, the consummation of the transactions contemplated by the Acquisition Agreement or the acquisition of Shares by Parent, Purchaser or their subsidiaries will not result in a "Separation Time" under the Rights Plan. The effect of these amendments is among other things, to permit Purchaser to acquire Shares pursuant to the Offer, the Completion of the Acquisition, the Major Shareholder Options and otherwise without adverse consequences.

CONFIDENTIALITY AGREEMENT

    The following summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, which is filed as an exhibit to Schedule 14D-1 and incorporated herein by reference.

    On February 22, 1998, the Company and Parent entered into the Confidentiality Agreement providing for the non-disclosure of confidential information to be provided by the Company to Parent and by Parent to the Company. The Confidentiality Agreement provided that if (1) Parent was afforded a reasonable opportunity to complete a reasonable due diligence investigation of the Company in connection with Parent making a proposal at or before 9:00 a.m. Eastern Standard Time March 3, 1998 (an "Initial Proposal") respecting a possible negotiated transaction; and (2) following such investigation, Parent had a reasonable opportunity to formulate and make an Initial Proposal to the Company respecting a possible negotiated transaction, then for a period of six months from the date of the Confidentiality

Agreement, without the prior written consent of the Company's current Board of Directors or replacements designated by members of the Company's current Board of Directors, neither Parent nor any of its directors, officers, employees, partners, affiliates, agents, advisors or representatives will in any manner, directly or indirectly, (a) effect or seek, offer or propose to effect, or cause or participate in or in any way assist or act as advisor to any other person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer or merger or other business combination involving the Company or any of its subsidiaries;
(iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) or consents to vote any voting securities of the Company, (b) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company or (c) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

11. SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by Purchaser and Parent to consummate the Offer and the Acquisition and to pay related fees and expenses is estimated to be approximately U.S.$237,000,000. Purchaser will obtain all funds required by it from Parent. Parent will cause the required funds to be made available to Purchaser and Parent expects to obtain all required funds from borrowings at market interest rates. Such borrowings may be repaid by Parent from time to time, in whole or in part, from internally generated funds or from the proceeds of other borrowings.

12. CERTAIN EFFECTS OF THE OFFER

    Following the consummation of the Offer, Purchaser will own at least a majority of the outstanding Shares of the Company.

COMPULSORY ACQUISITION

    If, within four months after the date hereof, the Offer has been accepted by holders of not less than 90% of the Shares outstanding, other than Shares held on the date hereof by, or by a nominee for, Parent, Purchaser or their affiliates (as defined in the BCCA), Purchaser will, to the extent possible, acquire the remainder of the Shares from those holders who have not accepted the Offer on the same terms as Shares acquired under the Offer, pursuant to the provisions of section 255 of the BCCA. If Purchaser exercises the foregoing statutory right, Purchaser will, in accordance with section 255 of the BCCA, give written notice (the "Notice") of such intention within five months after the making of the Offer to each holder of Shares who did not accept the Offer (a "Dissenting Offeree"). Upon the giving of Notice, Purchaser will be entitled and bound to acquire the Shares held by the dissenting offerees at the same price and on the same terms as offered in the Offer, unless the Supreme Court of British Columbia (the "Court"), on application made by a Dissenting Offeree within two months from the date of the giving of the Notice, orders otherwise. On such application by a Dissenting Offeree to whom Notice was given, the Court may fix the price and terms of payment for the Shares of the Dissenting Offeree and make such consequential orders and give directions as it considers appropriate.

    Where Notice has been given by Purchaser and the Court has not, on an application made by a Dissenting Offeree to whom Notice was given, ordered otherwise, Purchaser shall, on the expiration of two months from the date on which Notice was given, or if an application to the Court by a Dissenting Offeree to whom Notice was given is then pending, then after that application has been disposed of, send a copy of the Notice to the Company and pay or transfer to the Company the amount representing the price payable by Purchaser for the Shares which Purchaser is entitled to acquire, and the Company will thereupon register Purchaser as a shareholder with respect to such Shares.

    Any sum received by the Company in the manner set out above shall be paid into a separate bank account and shall be held by the Company, or a trustee approved by the Court, in trust for the persons entitled thereto.

    Subsections 255(9) and (10) of the BCCA provide, in effect, that if Purchaser is entitled to deliver the Notice and has chosen to do so, dissenting offerees may, by following the procedures specified therein, require Purchaser to purchase their Shares at the same price and on the same terms as offered in the Offer.

    THE FOREGOING IS A SUMMARY ONLY. SEE SECTION 255 OF THE BCCA FOR THE FULL TEXT OF THE RELEVANT STATUTORY PROVISIONS. SECTION 255 OF THE BCCA IS COMPLEX AND MAY REQUIRE STRICT ADHERENCE TO NOTICE AND TIMING PROVISIONS, FAILING WHICH SUCH RIGHTS MAY BE LOST OR ALTERED. SHAREHOLDERS WHO WISH TO BE BETTER INFORMED ABOUT THOSE PROVISIONS OF THE BCCA SHOULD CONSULT THEIR LEGAL ADVISERS.

AMALGAMATION

    If the Purchaser takes up and pays for Shares validly deposited under the Offer and a Compulsory Acquisition is not possible at law, Purchaser will attempt to effect the Amalgamation for the purposes of enabling Purchaser to acquire all of the Shares not purchased under the Offer at the Offer Price. Subject to any required court approval, if Purchaser acquires Shares pursuant to the Offer which constitute not less than 75% of all of the issued and outstanding Shares, Purchaser will have sufficient Shares to effect the Amalgamation.

    The Amalgamation would result in shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Shares. The exercise of such right of dissent, if certain procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such dissenting shareholder for its Shares. The fair value so determined could be more or less than the amount paid per Share pursuant to such transaction or pursuant to the Offer.

    Policy 9.1 of the Ontario Securities Commission ("OSC") and Policy Q-27 of the Commission des Valeurs Mobiliers du Quebec ("CVMQ") may deem certain types of subsequent acquisition transactions to be "going private transactions" if such subsequent acquisition transaction would result in the interest of a holder of Shares (the "Affected Securities") being terminated without the consent of the holder and without the substitution therefor of an interest of equivalent value in a participating security of the Company, a successor to the business of the Company or a person who controls the Company or a person who controls a successor to the business of the Company. The Amalgamation would be a going private transaction.

    Policy 9.1 and Policy Q-27 provide that, unless exempted, a corporation proposing to carry out a going private transaction is required to prepare a valuation of the Affected Securities (and any non-cash consideration being offered therefor) and provide to the holders of the Affected Securities a summary of such valuation. In connection therewith, Purchaser will be exempt from the valuation requirements by virtue of the fact that the Offer Price was arrived at through an arms-length transaction with the Company, and the Major Shareholders. As of the date of this Offer to Purchase, the Major Shareholders collectively held Shares representing approximately 33.9% of the Shares outstanding as of March 12, 1998 and the Other Shareholders held Shares representing approximately 11.5% of the Shares outstanding as of March 12, 1998. Purchaser believes that no intervening event has occurred between the date of that transaction and the date of this Offer to Purchase which could reasonably be expected to increase the value of the Shares.

    Policy 9.1 and Policy Q-27 would also require that, in addition to any other required security holder approval, in order to complete the approval of a majority of the votes cast by "minority" shareholders of the Affected Securities (the "Minority Approval") must be obtained. In relation to the Offer and any subsequent going private transaction, the "minority" shareholders would be, absent exemptions or discretionary relief from the OSC and CVMQ, all holders of Shares, other than (i) Purchaser, its directors and senior officers or any associate or affiliate of Purchaser or its directors or senior officers or (ii) any person or company acting jointly or in concert Purchaser or any of its directors or senior officers in connection with the Offer or any subsequent going private transaction. However, Policy 9.1 and Policy Q-27 provide that, except as described above. Purchaser may treat Shares acquired pursuant to the Offer as "minority" shares and to vote them, or to consider them voted, in favor of such going private transaction if the consideration per security in the going private transaction was disclosed at the time of the Offer. Under the Acquisition Agreement, the consideration for each Share in the Amalgamation must be the Offer Price. Purchaser believes that the Shares acquired by Purchaser pursuant to the Offer, to the extent permitted by applicable law, will be counted as part of any minority approval required in connection with the Amalgamation. If the Minimum Condition is satisfied, the Minority Approval would be assured.

    Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser will be entitled to designate a number of directors on the Company's Board of Directors equal to the product of (i) the total number of directors on the Company's Board of Directors and (ii) Purchaser's percentage ownership of the outstanding Shares of the Company. The Company will either increase the size of the Company's Board of Directors or secure the resignation of the necessary number of directors to enable Purchaser's designees to be elected to the Company's Board of Directors, and will cause such designees to be elected to the Company's Board of Directors; provided, however, that at all times prior to the Completion of the Acquisition there will be at least two Continuing Directors. It is expected that C. Robert Cusick and F. Michael P. Warren will be the Continuing Directors.

    Following the election or appointment of Purchaser's designees, any amendment of the Acquisition Agreement or the Articles of Association or the Memorandum of Association, any termination of the Acquisition Agreement by the Company, and any extension by the Company of the time for performance of obligations or the waiver of any rights under the Acquisition Agreement will require the concurrence of at least fifty percent of the Continuing Directors.

    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price therefor.

    STOCK QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the listing requirements for the Nasdaq NMS, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 shareholders or 300 shareholders of round lots, with a market value of at least U.S.$1,000,000, and have net tangible assets of at least U.S.$1,000,000, U.S.$2,000,000 or U.S.$4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be publicly quoted in an over-the-counter market but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for NASD reporting and the NASD would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Form 10-K, as of March 5, 1998, there were approximately 1,799 holders of Shares and there were 16,742,372 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the listing requirements for Nasdaq NMS or for any other over-the-counter market, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq, it is possible that the Shares would continue to trade in an over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or NASD reporting. Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be the intention of Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

    If registration of the Shares is not terminated prior to either the Compulsory Acquisition or the Amalgamation, then the registration of the Shares under the Exchange Act and the quotation of the Shares on the Nasdaq NMS will be terminated following the consummation of either the Compulsory Acquisition or the Amalgamation.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

13. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, the obligation of Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer shall be subject to (the following being referred to as the "Offer Conditions") (i) the Minimum Condition, (ii) the expiration or termination of any applicable waiting period under the HSR Act, the Canadian Competition Act, the Investment Canada Act or any laws, regulations relating to the regulation of monopolies or competition in Germany or any applicable requirements of the United Kingdom Fair Trading Act , (iii) obtaining or satisfying, on terms satisfactory to Parent in its reasonable discretion, of any other material applicable approval, permit, authorization, consent or waiting period of any domestic, foreign or supranational governmental, administrative or regulatory agency located or having jurisdiction within the United States or any other country or economic region in which the Company or any of its subsidiaries or Parent or any of its subsidiaries, directly or indirectly, has material assets or operations; PROVIDED, that prior to August 31, 1998, Purchaser shall not terminate the Offer by reason of the nonsatisfaction of any of the conditions set forth in clauses (ii) or (iii) above or in paragraphs (a) or (b) below if such nonsatisfaction is curable and shall extend the Offer (it being understood that this proviso shall not prohibit Purchaser from terminating the Offer or failing to extend the Offer by reason of the nonsatisfaction of any other condition of the Offer), and (iv) to the satisfaction or waiver of the following conditions:

           (a) NO PROHIBITION. There shall not have been any action or proceeding brought by any governmental authority before any court, or any order or preliminary or permanent injunction entered in any action or proceeding before any court or governmental, administrative or regulatory authority or any statute, rule, regulation, legislation, interpretation judgment or order proposed or sought, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer, the Completion of the Acquisition or the transactions contemplated by the Acquisition Agreement, by any legislative body, court, government or governmental, administrative or regulatory authority which could reasonably be expected to have the effect of: (i) making illegal or otherwise restraining or prohibiting the making of the Offer, the acceptance for payment of, payment for, or ownership of, some of or all the Shares by Parent or Purchaser, the consummation of any of the transactions contemplated by the Acquisition Agreement or materially delaying the Completion of the Acquisition; (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its subsidiaries or by Parent or any of its subsidiaries, of all or any material portion of the business or assets of the Company or any of its subsidiaries or Parent or any of its subsidiaries, or compelling Purchaser, Parent or any of Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its subsidiaries or Parent or any of its subsidiaries, as a result of the transactions contemplated by the Acquisition Agreement; (iii) imposing or confirming material limitations on the ability of Purchaser, Parent or any of Parent's subsidiaries effectively to acquire or hold or to exercise full rights of ownership of Shares, including, without limitation, the right to vote any Shares on all matters properly presented to the shareholders of the Company, including, without limitation, the adoption and approval of the Acquisition Agreement and the Completion of the Acquisition or the right to vote any shares of capital stock of any subsidiary of the Company; or (iv) requiring divestiture by Parent or Purchaser, directly or indirectly, of any Shares.

           (b) OUTSIDE EVENTS. There shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in the United States (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (iii) any limitation (whether or not mandatory) by any United States governmental authority or agency on the extension of credit by banks or other financial institutions or (iv) in the case of any of the situations described in clauses (i) through (iii) inclusive, existing as of the date of the Acquisition Agreement or at the date hereof, a material acceleration or worsening thereof.

           (c) AWARENESS. There shall not have occurred or be occurring, or Purchaser shall not have become aware of any event or condition that would reasonably be expected to result in, a material adverse effect.

           (d) PERFORMANCE. The Company shall have performed in all material respects its covenants and agreements under the Acquisition Agreement.

           (e) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company set forth in the Acquisition Agreement that are qualified as to materiality shall be true and correct as of the Effective Time or any of the representations and warranties of the Company set forth in the Acquisition Agreement that are not so qualified shall be true and correct in all material respects, in each case if such representations and warranties were made at the time of such determination (or, in the case of any representation and warranty made as of a specified date, as of such date and if curable shall not have failed to cure such failure to be true and correct within ten business days of receipt of notice of such failure to be true and correct.

           (f) NO TERMINATION. The Acquisition Agreement shall not have been terminated in accordance with its terms.

           (g) APPROVAL. The Company's Board of Directors shall not have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, the Acquisition Agreement or the Consummation of the Acquisition or shall not have recommended, or the Company shall not have entered into an agreement providing for, a Superior Proposal, or the Company's Board of Directors shall not have resolved to do any of the foregoing.

           (h) RIGHTS PLAN. The Company shall not have failed to adopt the Rights Plan Amendments and Determinations and shall not amend or modify its Rights Plan in a manner that would in any way nullify or conflict with the Rights Plan Amendments and Determinations, and shall not adopt any new shareholder rights plan or agreement or similar agreement, plan or measure that would nullify or conflict with the Rights Plan Amendments and Determinations or that would have an adverse effect on Parent, Purchaser or any of their subsidiaries if Parent, Purchaser or any of their subsidiaries purchase or acquire, or propose to purchase or acquire, any securities of the Company or enter into any agreement requiring or permitting the purchase or acquisition of any securities of the Company.

    Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer if any of the above conditions occurs, which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or omission by Purchaser) giving rise to any such condition makes it inadvisable to proceed with such acceptance for payment or payments for Shares.

    The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time or from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time.

14. DIVIDENDS AND DISTRIBUTIONS

    If the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then subject to the provisions of
Section 1 above, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

    If the Company should declare or pay any cash dividend on the Shares or make other distributions on the Shares or issue with respect to the Shares, any additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on the Company's share transfer records, then, subject to the provisions of
Section 1 above, (a) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

  GENERAL

    Except as described below, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of the Company's Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent currently contemplate that such approval or other action will be sought. Except as otherwise expressly described in this Section 15, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. Purchaser is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to decline to accept for payment or pay for any Shares tendered. See Section 13 for certain conditions to the Offer.

  ANTITRUST

    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares of the Company by Purchaser pursuant to the Offer is subject to such requirements.

    Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15 calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent expects that such filing will be made on or about March 23, 1998 and such waiting period will expire at 11:59 p.m., New York City time, on or about April 7, 1998. If, within their initial 15 calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

    A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15 calendar day HSR Act waiting period will be terminated early. Shares of the Company will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See Section 13. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares of the Company by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Acquisition or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

  FOREIGN REGULATIONS

    Under German laws and regulations relating to the regulation of monopolies and competition, certain acquisition transactions may not be consummated in Germany unless certain information has been furnished to the German Federal Cartel Office (the "FCO") and certain waiting period requirements have been satisfied without issuance by the FCO of an order to refrain. The purchase of Shares of the Company by Purchaser pursuant to the Offer and the consummation of the Acquisition may be subject to such requirements with regard to the German subsidiaries of the Company and Parent. Parent expects to file such information on or about March 27, 1998; and such waiting period will expire on or about April 27, 1998 or may be extended by the FCO for a total of four months from the date of the filing. Parent will request early termination of the waiting period, although there can be no assurance of the outcome of such request. Purchaser does not believe that the consummation of the Offer will become subject of an order to refrain by the FCO under any applicable law or regulation in Germany relating to the regulation of monopolies or competition. However, there can be no assurance that a challenge to the Offer on such grounds will not be made or, if such a challenge is made, of the result thereof.

16. FEES AND EXPENSES

    Goldman, Sachs & Co. are acting as Dealer Managers in the United States and Goldman Sachs Canada are acting as Dealer Managers in Canada in connection with the Offer and Goldman, Sachs & Co. have provided certain financial advisory services in connection with the acquisition of the Company. Parent has agreed to pay Goldman, Sachs & Co. a transaction fee of $2,000,000 when the Offer and the acquisition are consummated. Parent has also agreed to reimburse the Dealer Managers for all reasonable out-of-pocket expenses incurred by the Dealer Managers, including the reasonable fees and expenses of legal counsel, and to indemnify the Dealer Managers against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

Goldman, Sachs & Co. have from time to time, and continues to, render various investment banking services to Parent and its affiliates, for which it is paid customary fees.

    Purchaser has retained Georgeson & Company Inc. to act as the Information Agent, and to act as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. MISCELLANEOUS

    The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares of the Company residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Managers or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    Parent and Purchaser have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act containing certain additional information with respect to the Offer. Such Schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                            APPROVAL AND CERTIFICATE

    The contents of the Offer to Purchase have been approved and the sending, communication or delivery hereof to the shareholders of the Company has been authorized by the Board of Directors of Purchaser. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Shares.

Dated: March 20, 1998           AAC Acquisition Ltd.,
                                an indirect wholly owned subsidiary of
                                Abbott Laboratories

/s/ MILES D. WHITE              /s/ THOMAS C. FREYMAN
------------------------------  --------------------------------------
Miles D. White                  Thomas C. Freyman
PRESIDENT                       TREASURER

                   On behalf of the Board of Directors

/s/ JEFFREY L. SMITH            /s/ PETER J. O'CALLAGHAN
------------------------------  --------------------------------------
Jeffrey L. Smith                Peter J. O'Callaghan
DIRECTOR                        DIRECTOR

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

A.  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

    The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, the address of each director and officer is 100 Abbott Park Road, Abbott Park, Illinois 60064 and each such person is a citizen of the United States.

                                                                        PRESENT PRINCIPAL OCCUPATION
                                                                        OF EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                                    EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
K. Frank Austen, M.D....................................  Dr. Austen has been a director since 1983. He is the
                                                            Theodore B. Bayles Professor of Medicine on the
                                                            faculty of Harvard Medical School. Dr. Austen also is
                                                            a director of Humana Inc.

Duane L. Burnham........................................  Mr. Burnham has served as a director of Parent since
                                                            1985, as Chairman of the Board of Parent since 1990
                                                            and as Chief Executive Officer of Parent since 1989.
                                                            He also is a director of NCR Corporation, Northern
                                                            Trust Corporation, Sara Lee Corporation and Evanston
                                                            Northwestern Healthcare.

H. Laurance Fuller......................................  Mr. Fuller has been a director since 1988. He has served as Chairman and Chief Executive Officer of Amoco
                                                            Corporation ("Amoco") since 1991. From 1983 to 1995,
                                                            Mr. Fuller was the President of Amoco. He also is a
                                                            director of The Chase Manhattan Corporation and The
                                                            Chase Manhattan Bank, N.A. and Motorola, Inc.

Thomas R. Hodgson.......................................  Mr. Hodgson has served as a director of Parent since
                                                            1985 and as President and Chief Operating Officer of
                                                            Parent since 1990. He joined Parent in 1972 and held
                                                            various operational positions with Parent.

David A. Jones..........................................  Mr. Jones has been a director since 1982. He is the co-founder of Humana Inc. He is the chairman and
                                                            retired Chief Executive Officer of Humana Inc. He
                                                            served as both its Chairman and Chief Executive
                                                            Officer from its organization in 1961 until he retired
                                                            as Chief Executive Officer on December 1, 1997.

                                                                        PRESENT PRINCIPAL OCCUPATION
                                                                        OF EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                                    EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
The Rt. Hon. Lord Owen CH...............................  Lord Owen has been a director since 1996. David Owen is a British subject. He was a neurologist and Research
                                                            Fellow on the Medical Unit of St. Thomas' Hospital,
                                                            London, from 1965 through 1968. He served as a Member
                                                            of Parliament for Plymouth in the House of Commons
                                                            from 1966 until he retired in May 1992. In 1992, he
                                                            was created a Life Peer and was made a Member of the
                                                            House of Lords. In August 1992, the European Union, as
                                                            part of its peace seeking efforts in the Balkans,
                                                            appointed him Co-Chairman of the International
                                                            Conference on Former Yugoslavia. He stepped down from
                                                            that post in June 1995. Lord Owen was Secretary for
                                                            Foreign and Commonwealth Affairs from 1977 to 1979 and
                                                            Minister of Health from 1974 to 1976. He is currently
                                                            a director of Coats Viyella plc and Riceman Investment
                                                            Services (BVI) Limited and Executive Chairman of
                                                            Middlesex Holdings plc.

Boone Powell, Jr........................................  Mr. Powell has been a director since 1985. He has served as President and Chief Executive Officer of Baylor
                                                            University Medical Center since 1980. Mr. Powell is
                                                            also President and Chief Executive Officer of Baylor
                                                            Health Care System and a director of Comerica Bank-
                                                            Texas, Physician Reliance Network and Healthway
                                                            Interactive.

Addison Barry Rand......................................  Mr. Rand has been a director since 1992. He has served as Executive Vice President of Xerox Corporation since
                                                            1992. From 1986 to 1993, he was President of Xerox
                                                            Corporation's U.S. Marketing Group. Mr. Rand also
                                                            serves as a director of Ameritech Corporation and
                                                            Honeywell, Inc.

W. Ann Reynolds, Ph.D...................................  Dr. Reynolds has been a director since 1980. In 1977,
                                                            Dr. Reynolds was appointed President of the University
                                                            of Alabama at Birmingham. She served as Chancellor of
                                                            The City University of New York from 1990 to 1997. Dr.
                                                            Reynolds also is a director of Humana, Inc., Maytag
                                                            Corporation and Owens-Corning Fiberglas Corp.

                                                                        PRESENT PRINCIPAL OCCUPATION
                                                                        OF EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                                    EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
William D. Smithburg....................................  Mr. Smithburg has been a director since 1982. He is
                                                            Retired Chairman, President and Chief Executive
                                                            Officer of The Quaker Oats Company. Mr. Smithburg
                                                            retired from Quaker Oats in October 1997. Mr.
                                                            Smithburg became President and Chief Executive Officer
                                                            at Quaker Oats in 1981, Chairman and Chief Executive
                                                            Officer in 1983 and also served as President from
                                                            November 1990 to January 1993 and from November 1995
                                                            until he retired. He is also a director of Northern
                                                            Trust Corporation, Corning Incorporated and Prime
                                                            Capital Corp.

John R. Walter..........................................  Mr. Walter has been a director since 1990. Mr. Walter served as President and Chief Operating Officer of
                                                            AT&T Corporation from October 1996 until July 1997.
                                                            Prior to that time, Mr. Walter was Chairman and Chief
                                                            Executive Officer of R.R. Donnelley & Sons Company, a
                                                            printing company. Mr. Walter joined R.R. Donnelley &
                                                            Sons Company in 1969 and was named group President in
                                                            1985 and Executive Vice President in 1986. He was
                                                            elected President in 1987 and Chairman of the Board
                                                            and Chief Executive Officer in 1989. Mr. Walter was
                                                            elected to the Donnelley board in 1987 and served on
                                                            its board until October of 1996. Mr. Walter serves as
                                                            a director of Dayton Hudson Corporation, Deere &
                                                            Company, and LaSalle Partners.

William L. Weiss........................................  Mr. Weiss has been a director since 1984. He became
                                                            Chairman and Chief Executive Officer of Ameritech
                                                            Corporation in 1983 and served in that capacity until
                                                            January 1994 when he was named Chairman of the Board.
                                                            Since May 1994, Mr. Weiss has been Chairman Emeritus
                                                            of that Board. Mr. Weiss also is a director of The
                                                            Quaker Oats Company, Merrill Lynch & Co., Inc. and
                                                            Tenneco Corporation.

                                                                        PRESENT PRINCIPAL OCCUPATION
                                                                        OF EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                                    EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Joy A. Amundson.........................................  Ms. Amundson has served as Senior Vice President, Ross
                                                            Products of Parent since 1998. From 1995 to 1998, she
                                                            served as Senior Vice President, Chemical and
                                                            Agricultural Products. From 1994 to 1995, she served
                                                            as Vice President, Abbott HealthSystems. From 1993 to
                                                            1994, she served as Vice President, Corporate Hospital
                                                            Marketing.

Catherine V. Babington..................................  Ms. Babington has served as Vice President, Investor
                                                            Relations and Public Affairs of Parent since 1995.
                                                            From 1993 to 1995, she served as Director, Corporate
                                                            Communications.

Thomas D. Brown.........................................  Mr. Brown has served as Senior Vice President,
                                                            Diagnostic Operations of Parent since 1998. From 1993
                                                            to 1998, he served as Vice President, Diagnostic
                                                            Commercial Operations. In 1993, he served as
                                                            Divisional Vice President, Diagnostic Commercial
                                                            Operations.

Gary R. Byers...........................................  Mr. Byers has served as Vice President, Internal Audit of Parent since 1993. In 1993, he served as Divisional
                                                            Vice President, Corporate Auditing.

Paul N. Clark...........................................  Mr. Clark has served as Executive Vice President of
                                                            Parent since 1998. From 1993 to 1998, he served as
                                                            Senior Vice President, Pharmaceutical Operations.

Gary P. Coughlan........................................  Mr. Coughlan has served as Senior Vice President,
                                                            Finance and Chief Financial Officer of Parent since
                                                            1993.

Jose M. de Lasa.........................................  Mr. de Lasa has served as Senior Vice President,
                                                            Secretary and General Counsel of Parent since 1994. In
                                                            1994, he served as Vice President, Secretary and
                                                            Associate General Counsel, Bristol-Myers Squibb
                                                            Company. From 1993 to 1994, he served as Vice
                                                            President and Associate General Counsel, Bristol-Myers
                                                            Squibb Company.

                                                                        PRESENT PRINCIPAL OCCUPATION
                                                                        OF EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                                    EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
William G. Dempsey......................................  Mr. Dempsey has served as Senior Vice President,
                                                            Chemical and Agricultural Products of Parent since
                                                            1998. From 1996 to 1998, he served as Vice President,
                                                            Hospital Products Business Sector. From 1995 to 1996,
                                                            he served as Divisional Vice President, Hospital
                                                            Products Business Sector Sales. From 1993 to 1995, he
                                                            served as Divisional Vice President and General
                                                            Manager, Abbott Critical Care Systems.

Kenneth W. Farmer.......................................  Mr. Farmer has served as Vice President, Management
                                                            Information Services and Administration of Parent
                                                            since 1993.

Thomas C. Freyman.......................................  Mr. Freyman has served as Vice President and Treasurer of Parent since 1993.

Richard A. Gonzalez.....................................  Mr. Gonzalez has served as Senior Vice President,
                                                            Hospital Products of Parent since 1998. From 1995 to
                                                            1998, he served as Vice President, Abbott
                                                            HealthSystems. From 1993 to 1995, he served as
                                                            Divisional Vice President and General Manager, U.S.
                                                            and Canada Diagnostics.

Arthur J. Higgins.......................................  Mr. Higgins has served as Senior Vice President,
                                                            Pharmaceutical Operations of Parent since 1998. From
                                                            1996 to 1998, he served as Vice President, Pacific,
                                                            Asia, and Africa Operations. From 1995 to 1996, he
                                                            served as Divisional Vice President, Pacific, Asia,
                                                            and Africa Operations. From 1994 to 1995, he served as
                                                            Divisional Vice President, Commercial Operations,
                                                            Abbott International Division. From 1993 to 1994, he
                                                            served as Regional Director, Europe, Africa, and
                                                            Middle East. Mr. Higgins is a British subject.

John G. Kringel.........................................  Mr. Kringel has served as Senior Vice President of
                                                            Parent since 1998. From 1993 to 1998, he served as
                                                            Senior Vice President, Hospital Products.

John F. Lussen..........................................  Mr. Lussen has served as Vice President, Taxes of Parent since 1993.

Thomas M. McNally.......................................  Mr. McNally has served as Senior Vice President of
                                                            Parent since 1998. From 1993 to 1998, he served as
                                                            Senior Vice President, Ross Products. In 1993, he
                                                            served as Senior Vice President, Chemical and
                                                            Agricultural Products.

                                                                        PRESENT PRINCIPAL OCCUPATION
                                                                        OF EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                                    EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Theodore A. Olson.......................................  Mr. Olson has served as Vice President and Controller of
                                                            Parent since 1993.

Robert L. Parkinson, Jr.................................  Mr. Parkinson has served as Executive Vice President of
                                                            Parent since 1998. From 1995 to 1998, he served as
                                                            Senior Vice President, International Operations. From
                                                            1993 to 1995, he served as Senior Vice President,
                                                            Chemical and Agricultural Products. In 1993, he served
                                                            as Vice President, European Operations.

Marcia A. Thomas........................................  Ms. Thomas has served as Vice President, Quality
                                                            Assurance and Regulatory Affairs of Parent since 1996.
                                                            From 1995 to 1996, she served as Divisional Vice
                                                            President, Quality Assurance and Regulatory Affairs,
                                                            Diagnostics Division. From 1993 to 1995, she served as
                                                            Divisional Vice President and General Manager,
                                                            Infectious Diseases Diagnostics.

Ellen M. Walvoord.......................................  Ms. Walvoord has served as Senior Vice President, Human
                                                            Resources of Parent since 1995. From 1993 to 1995, she
                                                            served as Vice President, Investor Relations and
                                                            Public Affairs.

H. Thomas Watkins.......................................  Mr. Watkins has served as Vice President, Abbott
                                                            HealthSystems of Parent since 1998. From 1996 to 1998,
                                                            he served as Vice President, Diagnostics Operations,
                                                            Asia and Pacific. From 1994 to 1996, he served as
                                                            Divisional Vice President and General Manager, Asia
                                                            and Pacific Diagnostics. In 1993, he served as
                                                            Divisional Vice President and Sector General Manager,
                                                            Diagnostics Division.

Steven J. Weger, Jr.....................................  Mr. Weger has served as Vice President, Corporate
                                                            Planning and Development of Parent since 1996. From
                                                            1994 to 1996, he served as Divisional Vice President,
                                                            Strategic Planning and Technology Assessment,
                                                            Diagnostics Division. In 1993, he served as Director,
                                                            Strategic Planning, Diagnostics Division.

                                                                        PRESENT PRINCIPAL OCCUPATION
                                                                        OF EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                                    EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Josef Wendler...........................................  Mr. Wendler has served as Senior Vice President,
                                                            International Operations of Parent since 1998. From
                                                            1995 to 1998, he served as Vice President, European
                                                            Operations. From 1993 to 1995, he served as Vice
                                                            President, Pacific, Asia, and Africa Operations. In
                                                            1993, he served as Divisional Vice President, Pacific,
                                                            Asia, and Africa. Mr. Wendler is a German citizen.

Miles D. White..........................................  Mr. White has served as Executive Vice President of
                                                            Parent since 1998. From 1994 to 1998, he served as
                                                            Senior Vice President, Diagnostic Operations. From
                                                            1993 to 1994, he served as Vice President, Diagnostic
                                                            Systems and Operations. In 1993, he served as
                                                            Divisional Vice President and General Manager,
                                                            Diagnostic Systems and Operations.

Lance B. Wyatt..........................................  Mr. Wyatt has served as Vice President, Corporate
                                                            Engineering of Parent since 1995. From 1993 to 1995,
                                                            he served as Divisional Vice President, Quality
                                                            Assurance and Regulatory Affairs, Pharmaceutical
                                                            Division.

B.  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

    The following table sets forth the name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, the address of each director and officer is: 100 Abbott Park Road, Abbott Park, Illinois 60064 and each such person is a citizen of the United States.

                                                                        PRESENT PRINCIPAL OCCUPATION
                                                                        OF EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                                    EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------

Miles D. White                                            President and Director. Mr. White has served as
                                                            Executive Vice President of Parent since 1998. From
                                                            1994 to 1998, he served as the Senior Vice President,
                                                            Diagnostic Operations. From 1993 to 1994, Mr. White
                                                            was Vice President, Diagnostic Systems and Operations
                                                            after having served as Divisional Vice President and
                                                            General Manager, Diagnostic Systems and Operations in
                                                            1993.

Thomas D. Brown                                           Vice President. Mr. Brown was named Senior Vice
                                                            President, Diagnostic Operations of Parent in 1998,
                                                            after having served as Vice President Diagnostic
                                                            Commercial Operations from 1993 to 1998. In 1993, Mr.
                                                            Brown served as Divisional Vice President, Diagnostic
                                                            Commercial Operations.

Gary P. Coughlan                                          Vice President. Mr. Coughlan has served as Senior Vice
                                                            President, Finance and Chief Financial Officer of
                                                            Parent since 1993.

John F. Lussen                                            Vice President, Taxes. Mr. Lussen has served as Vice
                                                            President, Taxes of Parent since 1993.

Thomas C. Freyman                                         Treasurer. Mr. Freyman has served as Vice President and
                                                            Treasurer of Parent since 1993.

Charles M. Brock                                          Secretary. Mr. Brock has served as Divisional Vice
                                                            President, Associate General Counsel, International
                                                            Legal Operations and Assistant Secretary of Parent
                                                            since 1993.

Honey Lynn Goldberg                                       Assistant Secretary. Ms. Goldberg has served as
                                                            Divisional Vice President, Domestic Legal Operations
                                                            and Assistant Secretary of Parent since 1995. Ms.
                                                            Goldberg served as Division Counsel, Domestic Legal
                                                            Operations of Parent from 1993 to 1995.

                                                                        PRESENT PRINCIPAL OCCUPATION
                                                                        OF EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                                    EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Jefferey L. Smith                                         Director. Mr. Smith has been the General Manager of the
                                                            Diagnostics Division of Abbott Laboratories Limited
                                                            since September 1997. Mr. Smith was the Director, Ross
                                                            from September 1994 to September 1997. He was also the
                                                            Business Unit Manager, Infant Nutrition from November
                                                            1991 to September 1994. Mr. Smith is a Canadian
                                                            citizen. Mr. Smith's business address is 7115
                                                            Millcreek Drive, Second Floor, Mississauga, Ontario
                                                            L5N3R3.

Peter J. O'Callaghan                                      Director. Mr. O'Callaghan has been a partner at the law
                                                            firm Blake, Cassels & Graydon since July 1995. Mr.
                                                            O'Callaghan was also a partner at the law firm Bull
                                                            Housser & Tupper from 1989 to 1995. He is a Canadian
                                                            citizen and a British Columbia resident. Mr.
                                                            O'Callaghan's business address is 595 Burrard Street,
                                                            P.O. Box 49314, Vancouver, British Columbia V7X1L3.

                        THE DEPOSITARY FOR THE OFFER IS:
                              THE BANK OF NEW YORK

            By Mail:                 By Facsimile Transmission:      By Hand or Overnight Courier:
  Tender & Exchange Department    (for Eligible Institutions Only)         Tender & Exchange
         P.O. Box 11248                    (212) 815-6213                      Department
     Church Street Station                                                 101 Barclay Street
 New York, New York 10286-1248                                          Receive & Deliver Window
                                     For Information Telephone:         New York, New York 10286
                                           (800) 507-9357

Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. You may also contact the Dealer Managers or your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers call collect (212) 440-9800

                         CALL TOLL FREE: 1-800-223-2064

                     THE DEALER MANAGERS FOR THE OFFER ARE:

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            IN THE UNITED STATES:                               IN CANADA:
            GOLDMAN, SACHS & CO.                           GOLDMAN SACHS CANADA

               85 Broad Street                             150 King Street West
          New York, New York 10004                       Toronto, Ontario M5H 109
          (212) 902-1000 (collect)                            (416) 343-8900
         (800) 323-5678 (toll free)
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